SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.  )

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TOWER INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tower International, Inc.
17672 Laurel Park Drive North, Suite 400E
Livonia, Michigan 48152

March 24, 2015

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Tower International, Inc. (the “Company”), which will be held in the Laurel Park Office Complex located at 17672 Laurel Park Drive North, Livonia, Michigan at 8:30 a.m. local time on April 24, 2015.

This booklet includes the Notice of Annual Meeting and the Proxy Statement, which contain information about the formal business to be acted on by the Company’s stockholders, including the election of two directors, a non-binding advisory vote on executive compensation, and ratification of the appointment of auditors. I urge you to read the accompanying Proxy Statement thoroughly. As described in greater detail in the Proxy Statement, the Board of Directors of the Company recommends a vote “FOR” each of the two directors, approval of a non-binding resolution to approve the compensation of the Company’s executive officers, and the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015. The Annual Meeting will also feature a report on the operations of the Company and a discussion period at which management will respond to appropriate questions.

We hope that you will be able to attend the Annual Meeting. However, whether or not you plan to attend in person, we ask that you complete, sign, date and return the enclosed proxy or voting instruction card(s) promptly in the enclosed envelope to ensure that your shares will be represented. If you do attend the Annual Meeting and wish to vote your shares personally, you may revoke your proxy at or prior to the Annual Meeting.

Sincerely yours,

Mark Malcolm
President and Chief Executive Officer

Tower International, Inc.
17672 Laurel Park Drive North, Suite 400E
Livonia, Michigan 48152

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 24, 2015

To the Stockholders of Tower International, Inc.

NOTICE IS HEREBY GIVEN regarding the 2015 Annual Meeting of Stockholders of Tower International, Inc. (the “Company”), as follows:

Date and Time	8:30 a.m., local time, on Friday, April 24, 2015
Location	17672 Laurel Park Drive North, Livonia, Michigan. Directions to attend the meeting in person may be obtained by contacting Investor Relations at (248) 675-6457.
Items of Business	Election of two directors to hold office for a term of three years;
Advisory vote on executive compensation;
Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and
Action upon such other business that may properly come before the Annual Meeting.
Record Date	The stockholders of record at the close of business on March 17, 2015 will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof.
Proxy Voting	It is important that your shares of common stock be represented and voted at the Annual Meeting. You should have received either a proxy card or a voting instruction card with the Proxy Statement. If you hold your shares directly, you should have received a proxy card. If you are not the named holder of your shares, you should have received a voting instruction card. You can vote your shares by completing and returning your proxy card or voting instruction card to the Company or to your broker, as applicable. Voting instructions are printed on your proxy card or voting instruction card and are described in the accompanying Proxy Statement. You can revoke your proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

By Resolution of the Board of Directors,

Nanette Dudek
Secretary

March 24, 2015

i

ii

TOWER INTERNATIONAL, INC.
17672 Laurel Park Drive North, Suite 400E
Livonia, Michigan 48152

PROXY STATEMENT

These proxy materials are being provided in connection with the 2015 Annual Meeting of Stockholders of Tower International, Inc. This Proxy Statement, the accompanying proxy card or voting instruction card, and our 2014 Annual Report to Stockholders were first mailed to stockholders on or about March 24, 2015. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of the Company is soliciting your vote in connection with the 2015 Annual Meeting of Stockholders.

What is the purpose of the Annual Meeting?

The Annual Meeting will be the Company’s regular, annual meeting of stockholders. You will be voting on the following matters at the Annual Meeting:

1.	election of two directors to hold office for a term of three years;
2.	a non-binding resolution approving the compensation of the Company’s executive officers;
3.	ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015; and
4.	any other business that may properly come before the Annual Meeting.

How does the Board of Directors recommend I vote?

The Board of Directors recommends a vote:

1.	For the election of Thomas K. Brown and James Chapman as directors for three year terms;
2.	For the non-binding resolution approving the compensation of the Company’s executive officers; and
3.	For the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

Who is entitled to vote at the Annual Meeting?

The Board of Directors has set March 17, 2015 as the record date for the Annual Meeting (the “Record Date”). All stockholders who owned common stock of the Company at the close of business on the Record Date may attend and vote at the Annual Meeting.

How many votes can be cast by stockholders?

Each share of our common stock is entitled to one vote. There is no cumulative voting. There were 21,101,219 shares of our common stock outstanding and entitled to vote as of the close of business on the Record Date.

How many votes must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. A “quorum” is a majority of the outstanding shares of common stock as of the Record Date. Your shares are counted as present at the Annual Meeting if either you are present at the Annual Meeting and vote in person, or a proxy card or voting instruction card has been properly submitted by you or on your behalf to the Company or your broker, as applicable. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of common stock that is beneficially owned by a person or entity and held by a broker or other nominee, but for which the broker or other nominee lacks the discretionary authority to vote on certain matters or has not received a completed voting instruction card providing voting instructions from the beneficial owner in respect of these specific matters.

How many votes are required to elect directors and approve the other proposals?

Directors are elected by a plurality. Therefore, the two nominees that receive the most votes will be elected. Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will have no effect on the outcome of such election.

The approval of the advisory (non-binding) proposal to approve executive compensation and the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm each requires the affirmative vote of a majority of the shares entitled to vote on the matter present in person or represented by proxy. Broker non-votes will have no effect on the outcome of these matters. Abstentions will have the same effect as votes cast against the proposals.

How do I vote by proxy?

You should have received either a proxy card or a voting instruction card with the Proxy Statement. If you hold your shares directly, you should have received a proxy card. If you are not the named holder of your shares (i.e., you hold your shares through a broker or other nominee), you should have received a voting instruction card. You can vote your shares by completing your proxy card or voting instruction card and returning your proxy card to the Company or your voting instruction card to your broker, as applicable, in the envelope provided with this Proxy Statement. Please see your proxy card or voting instruction card, as applicable, for more information on how to vote.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you sign and return your proxy card or voting instruction card in the enclosed envelope but do not mark selections, it will be voted by the proxies in accordance with the recommendations of the Board of Directors. The Board of Directors has designated Mark Malcolm and Nanette Dudek as proxies. If you sign and return your proxy card or voting instruction card and you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted by the proxies in accordance with your indicated choice.

If you are a beneficial owner and hold your shares through a broker or other nominee and do not return your voting instruction card to your broker, the broker or other nominee has the ability to vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have discretion to vote on routine matters, such as the ratification of the selection of independent registered public accounting firms. However, the uncontested election of directors at a stockholder meeting is not considered a routine matter. Therefore, brokers do not have discretion to vote on the uncontested election of directors. Similarly, brokers do not have discretion to vote your shares with respect to the advisory vote on executive compensation.

Who pays for the proxy solicitation and how will the Company solicit votes?

The Company bears the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, the Company’s directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. These individuals will not be paid any additional compensation for any such solicitation. The Company will request brokers and other nominees who hold shares of common stock in their names to furnish proxy materials to the beneficial owners of such shares. The Company will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Yes. Even if you sign and return the proxy card or voting instruction card in the form accompanying this Proxy Statement, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting. If you hold your shares directly, you may revoke your proxy by giving written notice to the Secretary of the Company, specifying such revocation. You may also change your vote by timely delivering a valid, later-dated proxy card to the Company or by voting in person at the Annual Meeting. If you do not hold your shares in your name, you may change your vote by complying with the instructions set forth in your voting instruction card. However, please note that if you would like to vote at the Annual Meeting and you are not the stockholder of record, you must request, complete and deliver a proxy from your broker or other nominee.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 24, 2015:

The Proxy Statement and the accompanying Form 10-K Annual Report to Stockholders are available at: www.proxyvote.com.

THE PROPOSALS
Proposal No. 1 — The Election of Directors

Stockholders will be asked to elect two directors to serve on the Board of Directors at the Annual Meeting for terms of three years. The Company’s Certificate of Incorporation provides that the Board of Directors shall consist of not fewer than three nor more than fifteen directors, with the exact number to be fixed by the Board of Directors. The Board of Directors has fixed the current number of directors at seven.

The Company’s Certificate of Incorporation divides the Board of Directors into three classes, as nearly equal in number as possible, with the terms of office of the directors of each Class ending in different years. Class I has two directors, Class II has two directors and Class III has three directors. The terms of directors in Classes I, II, and III end at the Annual Meetings in 2017, 2015, and 2016, respectively.

The Board of Directors has nominated Thomas K. Brown and James Chapman for election as Class II directors for three-year terms expiring at the 2018 Annual Meeting. When elected, directors hold office for a three year term and until the election and qualification of their respective successors in office or until any such director’s earlier resignation or removal.

Please see “Directors and Executive Officers — Nominees and Continuing Directors” below for information about the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, including their respective business experience and other pertinent information.

Directors are elected by a plurality. Therefore, the two nominees who receive the most votes will be elected. Proxies cannot be voted for a greater number of persons than the number of nominees named. There is no cumulative voting. If you sign and return the accompanying proxy card or voting instruction card, your shares will be voted for the election of the two nominees recommended by the Board of Directors unless you choose to abstain or withhold authority to vote with respect to any of the nominees. If any nominee for any reason is unable to serve or will not serve, proxies may be voted for such substitute nominee or nominees as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or will not serve as a director.

The Board of Directors unanimously recommends that you vote FOR the election of Thomas K. Brown and James Chapman as directors for three years terms.

Proposal No. 2 — Advisory Vote on Executive Compensation

In accordance with SEC rules, stockholders are being asked to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement.

The Company’s goal for its executive compensation program is to reward executives who provide leadership for and contribute to our financial success. The Company seeks to accomplish this goal in a way that is aligned with the long-term interests of the Company’s stockholders. The Company believes that its executive compensation program satisfies this goal.

The Compensation Discussion and Analysis, beginning on page 15 of this Proxy Statement, describes the Company’s executive compensation program and the decisions made by our Compensation Committee regarding executive compensation in detail.

The Company requests stockholder approval of the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Committee Report, the Compensation Discussion and Analysis and the compensation tables).

As an advisory vote, this proposal is not binding. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs as the Compensation Committee deems appropriate. In 2014, 82.9% of the votes cast by our stockholders approved of our 2013 executive compensation.

If no voting specification is made on a properly voted proxy card, the proxies named on the proxy card will vote “FOR” the approval of the compensation of the named executive officers as disclosed in this Proxy Statement and described in this Proposal 2.

The Board of Directors unanimously recommends that you vote FOR the approval of the compensation of the named executive officers as disclosed in this Proxy Statement.

Proposal No. 3 — Ratification of the Appointment of Deloitte & Touche LLP

The Audit Committee of the Company’s Board of Directors has selected Deloitte & Touche LLP to audit the consolidated financial statements of the Company as of December 31, 2015, and for the fiscal year then ending. At the Annual Meeting, stockholders will be asked to ratify this selection. Deloitte & Touche LLP has audited the Company’s financial statements beginning with the fiscal period ended December 31, 2007.

The Company has been advised by Deloitte & Touche LLP that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors and tax advisors. The Company has also been advised that representatives of Deloitte & Touche LLP will be present at the Annual Meeting where they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

If no voting specification is made on a properly voted proxy card, the proxies named on the proxy card will vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as disclosed in this Proxy Statement and described in this Proposal 3.

The Board of Directors unanimously recommends that you vote FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

DIRECTORS AND EXECUTIVE OFFICERS

Nominees and Continuing Directors

The following table sets forth the names and ages of the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, as well as background information relating to each individual’s business experience, qualifications, attributes and skills and why the Board of Directors and Nominating and Corporate Governance Committee believe each individual is a valuable member of the Board of Directors.

Nominees for Election

Name and Experience	Class	Director Since
Thomas K. Brown, age 58, became a member of our Board on April 1, 2014. He retired from Ford Motor Company on August 1, 2013, after fourteen years of service in various leadership positions in global purchasing for Ford. In 2008, Mr. Brown became Ford’s Group Vice President, Global Purchasing, with responsibility for approximately $90 billion of production and non-production procurement for Ford operations worldwide. From 1997 to 1999, he served in leadership positions at United Technologies Corporation (a multi-national conglomerate), including its Vice President, Supply Management. From 1991 to 1997, Mr. Brown served as Executive Director, Purchasing and Transportation, at QMS Inc., a provider of office printers. From 1976 to 1991, he served in various managerial roles at Digital Equipment Corporation, a computer manufacturer. Mr. Brown also serves on the boards of directors of the 3M Company and ConAgra Foods. Mr. Brown was selected to our Board because of his knowledge of our industry and his experience in purchasing and corporate management.	II	2014
James Chapman, age 52, serves as non-executive Chairman of CSC ServiceWorks, Inc., an outsourced services provider to multi-family housing and related commercial property managers, and has been affiliated with CSC and affiliates since 1992. Mr. Chapman also serves as a non-executive Advisory Director of SkyWorks Capital, LLC, an aviation and aerospace management consulting services company based in Greenwich, Connecticut, which he joined in December 2004. Prior to CSC and SkyWorks, Mr. Chapman held a variety of investment management, advisory and banking positions, covering a range of industries. Mr. Chapman currently serves on the boards of directors of Aercap Holdings N.V. and Tembec Holdings Inc., and served on such boards when these companies were public within the past five years. Within the past five years, Mr. Chapman served on the boards of SSA Global Technologies, Inc., Anchor Glass Container Corporation, Scottish Re Group Limited, Teleglobe International Holdings Ltd and Coinmach Service Corp. Mr. Chapman was elected to our Board based on his financial and industry experience.	II	2010

Continuing Directors

Name and Experience	Class	Director Since
Nicholas D. Chabraja, age 72, is the Chairman of the Board of the Company, a position which he has held since he was elected to the Board in 2010. He has been a member of the board of directors of General Dynamics, an aerospace and defense industry contractor, since 1994. Mr. Chabraja was Chairman and Chief Executive Officer of General Dynamics from 1997 to 2009. He served General Dynamics as non-executive chairman from 2009 to May 2010. Previously, Mr. Chabraja had been vice chairman of General Dynamics. He joined General Dynamics in 1993 as senior vice president and general counsel. From 1994 to 1996, Mr. Chabraja was an executive vice president of General Dynamics, with the company’s strategic planning, finance, legal and investor relations functions reporting to him. Prior to joining General Dynamics, Mr. Chabraja was a senior partner in the Chicago law firm of Jenner & Block. Mr. Chabraja has served as a director of Northern Trust Corporation since 2007. He previously served as a director of Ceridian Corporation from 2001 to 2007 (and as a director of Ceridian Corporation’s predecessor from 1998 – 2001). Mr. Chabraja was elected to our Board based on his executive level experience at General Dynamics, his understanding of corporate governance and his experience on the boards of directors of General Dynamics, Northern Trust Corporation and Ceridian Corporation.	III	2010
Alison Davis-Blake, age 56, became a member of our Board on October 17, 2014. She has been the Dean of the Stephen M. Ross School of Business at the University of Michigan since 2011. Prior to becoming Dean at Ross in 2011, Ms. Davis-Blake had been Dean of the Carlson School of Management at the University of Minnesota since 2006; she was the first female Dean at both Carlson and Ross. At both schools she significantly expanded the business program offerings, global study opportunities and student enrollment. She previously served on the faculties at Carnegie Mellon and the University of Texas. Ms. Davis-Blake was elected to our Board based on her business and financial knowledge, expertise in strategic human resource management and organization design, and her experience as an innovative leader in the business academic community.	I	2014
Frank E. English, Jr., age 69, became a member of our Board on August 24, 2010, transitioned to senior advisor status on September 28, 2010 and was again appointed to our Board on May 17, 2011. Mr. English served as a Senior Advisor at Morgan Stanley & Co. from his retirement from that global financial services firm in 2009 through January 2011. From 1976 to 2009, Mr. English served in various senior roles at Morgan Stanley & Co., most recently as Managing Director and Vice Chairman of Investment Banking from 2002 to 2009. Prior to that, Mr. English held positions in research, investment banking, capital markets and fixed income at Morgan Stanley & Co. Mr. English spent a considerable part of his career at Morgan Stanley & Co. analyzing and advising companies in the automotive industry. Since 2009, Mr. English has been a director of Arthur J. Gallagher & Co. Since April 2011, Mr. English has served as a Senior Advisor to W.W. Grainger, Inc. Mr. English was elected to the board of directors of CBOE Holdings, Inc. in June, 2012. Mr. English was elected to our Board based on his experience with, and knowledge of, the automotive industry and corporate finance.	I	2011

Name and Experience	Class	Director Since
Dev Kapadia, age 43, has been a Managing Director of Cerberus Capital Management, L.P. (“CCM”) since 2003. From 1996 to 2003, Mr. Kapadia served in various capacities with The Carlyle Group, a global private investment firm, and Carlyle Management Group, an affiliate of The Carlyle Group dedicated to turnaround and special situation investments. Prior to joining Carlyle in 1996, Mr. Kapadia was a financial analyst with Donaldson, Lufkin & Jenrette, an investment banking firm. Mr. Kapadia serves on the boards of directors of several privately held companies. He also became a director of Blue Bird Corporation (formerly Hennessy Capital Acquisition Corp.) in February 2015 upon the consummation of that entity’s acquisition of School Bus Holdings Inc. He was elected to our Board based on his knowledge of the Company and Tower Automotive, Inc., the Company’s predecessor (the “Predecessor”), and his experience as a board member of, and senior executive with private equity firms that invest in, other manufacturing companies.	III	2007
Mark Malcolm, age 61, has been the President and Chief Executive Officer of the Company since August 1, 2007. Prior to assuming that role, Mr. Malcolm served as a senior member of the operations team of CCM from January 2006 to July 2007 and played a leading role in the 2007 acquisition of the Company from the Predecessor. Before joining CCM, Mr. Malcolm spent 28 years at Ford Motor Company in a variety of senior financial positions, including Executive Vice President and Controller of Ford Motor Credit from 2004 to 2005, Director of Finance and Strategy for Global Purchasing from 2002 to 2004 and Director of Worldwide Accounting from 2000 to 2002. Mr. Malcolm was elected to our Board based on his industry knowledge, his familiarity with all aspects of the Company’s business and his experience and perspective as the Company’s Chief Executive Officer.	III	2007

Executive Officers

Set forth below are the names and ages of the executive officers of the Company who do not also serve as directors, as well as background information relating to each such individual’s business experience.

James Gouin, age 55, has served as the Executive Vice President and Chief Financial Officer of the Company since November 1, 2007. Prior to joining the Company, Mr. Gouin served in 2007 as a senior managing director of the corporate financial practice of FTI Consulting, Inc., a business advisory firm. Prior to joining FTI, Mr. Gouin spent 28 years at Ford Motor Company in a variety of senior positions, including as the Vice President, Finance and Global Corporate Controller from 2003 to 2006 and as the Vice President of Finance, Strategy and Business Development of Ford Motor Company’s International Operations from 2006 to 2007.

Michael Rajkovic, age 53, has been the Executive Vice President and Chief Operating Officer of the Company since August 1, 2007. Prior to assuming that role, Mr. Rajkovic served as a senior member of the operations team of CCM from August 2006 to August 2007 and assisted Mr. Malcolm in various aspects of the 2007 acquisition of the Company from the Predecessor. Mr. Rajkovic was Executive Vice President and Chief Financial Officer of United States Can Corporation, a global packaging company, from May 2005 to March 2006. Prior to his service with U.S. Can Corporation, Mr. Rajkovic served as Vice President of Finance, North America and as Chairman of the Canadian subsidiary of The Goodyear Tire and Rubber Company, an automotive products manufacturer, from August 2003 to May 2005. Prior to that period, Mr. Rajkovic held a variety of manufacturing and finance positions within Visteon Corporation, an automotive supplier.

James Bernard, age 51, has been President, Americas for the Company since August 15, 2011. Prior to being elected President, Americas, Mr. Bernard was the Company’s Senior Vice President, Global Sales and Business Development, a position held since March 2011. From 2007 to 2011 Mr. Bernard was the Company’s Vice President, North American Sales and Program Management and from 2003 to 2007 Mr. Bernard was the Company’s Vice President, North American Sales and Technology.

Pär Malmhagen, age 52, joined the Company on June 1, 2012 as President, Tower Europe. From 1992 to 2012, at Autoliv Inc., a leading global developer and manufacturer of automotive safety systems, Mr. Malmhagen held senior leadership positions in Europe and internationally, including, simultaneously, Vice President Sales Europe and Vice President Volkswagen Global Business Unit from 2009 to 2012, Senior Vice President European Seat Belt Division from 2006 to 2009, Vice President European Technology Center North from 2005 to 2006, Managing Director Eastern Europe, Hungary and South Africa from 1999 to 2005, General Manager China from 1997 to 1999, and Controller Global Ford Account from 1995 to 1997. In addition, Mr. Malmhagen was a supervisory member of Norma AG, a manufacturer of joining technology products, from May 2007 through June of 2012.

William Cook, age 63, has been the Company’s Senior Vice President, Global Human Resources since September 2007. From 2001 to 2007 he held senior human resource leadership positions at The Goodyear Tire & Rubber Company in Akron, Ohio, including four years as Vice President of Human Resources for Goodyear North American Tire. During a fifteen year career at United Technologies Corporation, Mr. Cook held key leadership positions, including four years as head of human resources for Carrier Corporation Residential and Light Commercial Systems, a supplier of heating and air conditioning equipment, and eight years as head of human resources for Otis Elevator Asia-Pacific, a supplier of elevators and escalators.

Jeffrey L. Kersten, age 47, has been the Company’s and Predecessor’s Senior Vice President and Corporate Controller since February 1, 2007 and effective September 1, 2014 he assumed responsibility for Business Development as well. From October 2006 to February 2007 Mr. Kersten was Senior Vice President, Restructuring, for the Predecessor. From 2004 to 2006, Mr. Kersten was the Predecessor’s Senior Vice President, Strategy and Business Development. He joined the Predecessor in 1997, holding financial positions within the Predecessor’s Grand Rapids, Michigan offices until 2001, when he relocated to France and became the Predecessor’s European Regional Finance Leader. Mr. Kersten began his career in 1990 with the accounting firm of Arthur Andersen, where he remained until 1997, specializing in mergers and acquisitions.

Paul Radkoski, age 55, has served as the Predecessor’s and the Company’s Senior Vice President, Global Purchasing, since March 2006. Prior to joining the Predecessor, Mr. Radkoski held various positions within Visteon Corporation, an automotive supplier, from 2000 until 2006, including the position of Vice President, North America Purchasing and Supplier Management from 2005 to 2006. Earlier in his career, Mr. Radkoski held various purchasing, manufacturing and logistics positions with Lear Corporation from 1997 to 2000 and automobile manufacturers BMW (from 1993 to 1997) and Honda of North America (from 1986 to 1993).

Mr. Kersten was an officer of the Predecessor when the Predecessor filed for bankruptcy protection in 2005. Mr. Radkoski joined the Predecessor after it filed for bankruptcy protection.

THE BOARD OF DIRECTORS

Director Independence

The Company’s Corporate Governance Principles adopted by the Board of Directors defines an “independent” director in accordance with the Listed Company Manual of the New York Stock Exchange (the “NYSE”). The Board of Directors has made an affirmative determination that each of Thomas Brown, Nicholas Chabraja, James Chapman, Alison Davis-Blake, Frank English and Dev Kapadia is independent as defined in accordance with the listing standards of the NYSE. Mark Malcolm is not independent due to his employment as the Company’s President and Chief Executive Officer. To be considered “independent,” a director must be determined by the Board of Directors to have no relevant material relationship with the Company, other than as a director of the Company. As the concern is independence from management, the Board of Directors does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding.

The Company’s Corporate Governance Principles provide that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee must be independent as determined by the Board. In addition, each committee member must satisfy the membership requirements set forth in the relevant committee charter.

Structure

Generally

The Company seeks to maintain an appropriate balance between management and the Board of Directors. The Company does not have a specific policy regarding the separation of the offices of Chairman of the Board and CEO. The Board believes that it is in the best interests of the Company for the Board to make a determination regarding whether or not to separate the roles of Chairman and CEO based upon the circumstances. The Board believes that presently it is in the best interests of the Company that the positions of Chairman of the Board and CEO are separate. The Board believes that this separation is presently appropriate as it allowed the Company to attract Mr. Chabraja to join the Board. The policy also allows the CEO to focus primarily on leading the day-to-day operations of the Company while the Chairman can focus on leading the Board in the performance of its duties. The Board acknowledges that there may be circumstances in the future when it is in the best interests of the Company to combine the positions of Chairman of the Board and CEO.

The Board is obligated to conduct periodic executive sessions of the directors without those directors who are also executive officers of the Company. These directors shall designate one of their number to preside at each session, although it need not be the same director at each session. The Chairman of the Board, as long as he or she is not a member of management, will chair these meetings.

Risk Oversight

The Board has delegated certain duties with respect to risk oversight for the Company to the Board’s Audit Committee. The Audit Committee’s charter identifies the following as falling within the Audit Committee’s purview:

“The Audit Committee shall discuss guidelines and policies developed by Company management and the Board with respect to risk assessment and risk management and the steps that the Company’s management has taken to monitor and control financial risk exposure, including anti-fraud programs and controls. The Committee shall discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.”

The Audit Committee is charged with the responsibility of reporting back to the full Board with respect to its assessments.

In establishing appropriate compensation levels and programs, the Board’s Compensation Committee considers, among other things, the extent to which the Company’s compensation policies and programs encourage the monitoring and control of risk exposure. The Compensation Committee is also required to report back to the full Board with respect to its assessments.

Meetings of the Board

The Board held seven meetings during the year ended December 31, 2014. Each director attended 100% of all board and applicable committee meetings in 2014 held while such director was a member of the Board or the applicable committee.

Committees of the Board

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee, among other things, assists the Board in its oversight responsibilities relating to the integrity of the Company’s financial statements, the qualifications, independence, compensation and performance of the Company’s independent auditors, the systems of internal accounting and financial controls utilized by the Company, the performance of the internal audit function, the compliance of the Company with legal and regulatory requirements and compliance with the Company’s Code of Business Conduct and Ethics. The Committee is governed by a charter adopted by the Board of Directors. The charter is available on the Company’s website at www.towerinternational.com by following the links to “Investor Relations,” “Corporate Governance” and “Committee Charters” or upon written request to the Company, as set forth below under “Additional Information — Annual Report; Financial and Other Information.” The Audit Committee held nine meetings during 2014.

The Audit Committee currently consists of Messrs. Chapman and English and Ms. Davis-Blake. The Board of Directors has affirmatively determined that Mr. Chapman, Mr. English and Ms. Davis-Blake all meet the audit committee independence requirements as defined in the applicable NYSE and SEC rules. Mr. Chapman is the Chairman of the Committee. The Board of Directors has determined that each member of the Committee is “financially literate” as required by the listing standards of the NYSE, as such qualification is interpreted by the Board of Directors in its business judgment. In addition, the Board of Directors has determined that Mr. Chapman qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Compensation Committee

The Compensation Committee, among other things, facilitates our Board’s discharge of its responsibilities relating to the evaluation and compensation of our executives, oversees the administration of our compensation plans, reviews and determines board member compensation and prepares any report on executive compensation required by the rules and regulations of the SEC and the listing standards of the NYSE. The Committee is governed by a charter adopted by the Board of Directors. The charter is available on the Company’s website at www.towerinternational.com by following the links to “Investor Relations,” “Corporate Governance” and “Committee Charters” or upon written request to the Company, as set forth below under “Additional Information — Annual Report; Financial and Other Information.” The Compensation Committee held five meetings during 2014.

The Compensation Committee currently consists of Messrs. Brown, Chabraja and Kapadia. Mr. Kapadia is the Chairman of the Committee. The Board of Directors has affirmatively determined that Messrs. Brown, Chabraja and Kapadia meet the compensation committee independence requirements as defined in the applicable NYSE rules.

Role of Compensation Consultants.  During 2014, the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) to assist in the development of the 2014 equity awards under the Company’s 2010 Equity Incentive Plan and to provide advice and comparative analyses of the various elements of executive compensation. In retaining Meridian, the Compensation Committee assessed Meridian’s independence in accordance with applicable rules of the NYSE. Meridian does not provide any other services as an independent consultant to the Company.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other things, (i) reviewing the qualifications of, and recommending to our Board, proposed nominees for election to our Board, consistent with criteria approved by our Board, (ii) selecting, or recommending that our Board select, the director nominees for the next annual meeting of stockholders, (iii) developing, evaluating and recommending to our Board corporate governance practices applicable to the Company and (iv) leading our Board in an annual review of the Board and management. The Committee is also responsible for establishing procedures for the consideration of Board candidates recommended by stockholders, including potential nominees for election, as described in greater detail below under “Director Nomination Process.” The Committee is governed by a charter adopted by the Board of Directors. The charter is available on the Company’s website at www.towerinternational.com by following the links to “Investor Relations,” “Corporate Governance” and “Committee Charters” or upon written request to the Company, as set forth below under “Additional Information — Annual Report; Financial and Other Information.” The Nominating and Corporate Governance Committee held three meetings during 2014.

The Nominating and Corporate Governance Committee consists of Messrs. Brown, Chabraja and Kapadia. Mr. Chabraja is Chairman of the Committee. The Board of Directors has affirmatively determined that Messrs. Brown, Chabraja and Kapadia meet the nominating and corporate governance committee independence requirements as defined in the applicable NYSE rules.

Director Nomination Process.  The Nominating and Corporate Governance Committee is responsible for identifying candidates for director nominees. The Board has adopted the following guidelines for the Committee:

“The Nominating and Corporate Governance Committee will consider (a) minimum individual qualifications, including strength of character, mature judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board and (b) all other factors it considers appropriate, which may include age, gender and ethnic and racial background, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations such as antitrust issues, corporate governance background, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board. The Board should monitor the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure.”

The Nominating and Corporate Governance Committee will consider these criteria in the context of the perceived needs of the Board as a whole and intends to seek to achieve a diversity of experience and personal backgrounds on the Board. The Committee will use the same criteria in determining whether to recommend stockholder nominations of candidates for director made pursuant to the procedures set forth in the Company’s Bylaws and described in greater detail below under “Additional Information — Stockholder Proposals and Nominations for Director.”

Non-Employee Director Compensation

From January to March 2014 the Company provided the following compensation to Board members who are not employed by us:

•	an annual retainer of $100,000 or $150,000; and $300,000 in the case of the Chairman of the Board;
•	additional annual compensation of $10,000 to the Chairman of our Audit Committee; and
•	additional annual compensation of $5,000 to the Chairman of our Nominating and Corporate Governance Committee.

Effective March 6, 2014, upon recommendation from the Compensation Committee of the Board, the Board revised its Board compensation package and adopted the following compensation to Board members who are not employed by us:

•	an annual retainer of $200,000; and $350,000 in the case of the Chairman of the Board;

•	additional annual compensation of $5,000 to members of our Audit Committee; and $15,000 in the case of the Chairman of our Audit Committee; and
•	additional annual compensation of $5,000 to the Chairman of our Nominating and Corporate Governance Committee.

Fifty percent of the annual retainer is paid to our Board members in the form of cash and fifty percent is remunerated through a grant of Restricted Stock Units (as hereinafter defined). In addition, effective March 6, 2014, the Board adopted stock ownership guidelines for our Board members that provide for each non-employee Board member to achieve ownership in the Company’s common stock equivalent to three times their respective cash retainer. Such common stock ownership threshold must be obtained within five years from the date of appointment to our Board or five years from March 6, 2014, whichever is later.

The Company also reimburses each non-employee member of our Board for out-of-pocket expenses incurred in connection with attending our Board and committee meetings. Board members do not participate in a nonqualified deferred compensation plan and we do not pay any life insurance policies for our Board members.

Contacting the Board of Directors

Any stockholder or other interested party who desires to communicate with individual directors, a committee of the Board, the Board of Directors as a group, the directors who are not also executive officers as a group or the independent directors as a group, may do so by writing to the Board of Directors, c/o the Secretary of the Company, 17672 Laurel Park Drive North, Suite 400E, Livonia, Michigan 48152, or sending an e-mail to Corporate_Secretary@towerinternational.com. In either instance, the Secretary will forward such communications to the appropriate party. Such communications may be done confidentially.

All communications will be received and processed by the Secretary of the Company. Unless indicated otherwise, communications about accounting, internal control and audits will be referred to the Audit Committee.

All communications required by law or regulation to be relayed to the Board of Directors will be relayed immediately after receipt. Any communications received by management from stockholders or other interested parties which have not also been sent directly to the Board of Directors will be processed as follows: (1) if the party specifically requests that the communication be sent to the Board, the communication will then be promptly relayed to the Board of Directors; and (2) if the party does not request that the communication be sent to the Board of Directors, then management will promptly relay to the Board all communications that management, using its judgment, determines should be relayed to the Board.

Employees may also report misconduct, raise issues or simply ask questions, including with respect to any questionable accounting, internal control or auditing matters concerning the Company, without fear of dismissal or retaliation of any kind. Reports may be made confidentially and/or anonymously through the Company’s Whistleblower Hotline, 888-475-9498.

Corporate Governance

The Company will monitor developments in the area of corporate governance and routinely review its processes and procedures in light of such developments. Accordingly, the Company will review federal laws affecting corporate governance such as the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act as well as various rules promulgated by the SEC and the NYSE.

Corporate Governance Principles

In furtherance of this practice, the Board of Directors has approved Corporate Governance Principles for the Company. The Corporate Governance Principles address, among other things: the role and responsibility of the Board of Directors; Board structure, composition and size; director independence; director qualifications; Board meetings; Board committees; and expectations of Board members. The full text of the Company’s Corporate Governance Principles is available on the Company’s website www.towerinternational.com by following links to “Investor Relations,” “Corporate Governance,” “Governance Documents” and “Corporate Governance Principles” or upon written request to the Company, as set forth below under “Additional Information — Annual Report; Financial and Other Information.”

Code of Conduct

The Board of Directors has also adopted a Code of Business Conduct and Ethics (“Code of Conduct”) applicable to all of the Company’s employees as well as the members of the Board of Directors. The Code of Conduct, together with the Corporate Governance Principles, serves as the foundation for the Company’s system of corporate governance. Among other things, the Code of Conduct: provides guidance for maintaining ethical behavior; requires that directors and employees, including officers, comply with applicable laws and regulations; provides guidance for protecting confidential information and Company assets; regulates conflicts of interest; addresses the Company’s policies with respect to gifts and political contributions; and provides mechanisms for reporting violations of the Company’s policies and procedures, including the Code of Conduct. The full text of the Code of Conduct is available on the Company’s website www.towerinternational.com by following links to “Investor Relations,” “Corporate Governance,” “Governance Documents” and “Code of Business Conduct” or upon written request to the Company, as set forth below under “Additional Information — Annual Report; Financial and Other Information.”

Audit Committee Matters

Audit Committee Report

The Audit Committee monitors the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility with respect to the financial statements and the reporting process of the Company. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to generally accepted accounting principles. The Audit Committee hereby reports as follows:

1.  The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2014, with the Company’s management.

2.  The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.  The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP the independence of that firm.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

Respectfully submitted,

James Chapman, Chairman
Alison Davis-Blake
Frank E. English, Jr.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a written policy for the pre-approval of audit, audit-related and non-audit services to be provided by the Company’s independent registered public accounting firm. In general, the Company’s independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by the Audit Committee in compliance with the Sarbanes-Oxley Act of 2002. Certain basic services may also be pre-approved by the Chairman of the Audit Committee under the policy. However, any service that is not specifically pre-approved under the policy must be specifically pre-approved by the Audit Committee if it is to be provided by the independent registered public accounting firm.

Audit, Audit-Related and Non-Audit Fees

Set forth below are the fees paid by the Company to its independent registered public accounting firm, Deloitte & Touche LLP, for the years indicated, all of which were pre-approved by the Audit Committee or the Board of Directors of the Company (amounts in thousands).

	Year Ended December 31,
Nature of the Fees	2014	2013
Audit fees	$2,251	$2,271
Audit-related fees	30	0
Tax fees	356	60
All other fees	0	0
Total	$2,637	$2,331

Audit Fees — Consist of fees for professional services rendered for the audit of the Company’s annual consolidated financial statements, the audit of the Company’s internal control over financial reporting and the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, or services that are normally provided by the Company’s independent registered public accounting firm in connection with statutory or regulatory filings or engagements for the applicable years. Such services include those associated with reports or other documents filed with the SEC, such as the issuance of consents, filings on Form 8-K, responding to SEC comment letters or other inquiries by regulators related to accounting or disclosure matters, as well as the issuance of comfort letters related to securities offerings, as applicable.

Audit-Related Fees — Consist of fees for services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including fees for the performance of audits and attestation services not required by statute or regulations; audits of the Company’s employee benefit plans; due diligence activities related to mergers, acquisitions and investments; and accounting consultations about the application of generally accepted accounting principles to proposed transactions.

Tax Fees — Consist of fees for tax compliance, tax planning and tax advice. Corporate tax services encompass a variety of permissible services, including: technical tax advice related to U.S. and international tax matters; assistance with foreign income and withholding tax matters; assistance with sales tax, value added tax and equivalent tax related matters in local jurisdictions; preparation of reports to comply with local tax authority transfer pricing documentation requirements; and assistance with tax audits.

COMPENSATION DISCUSSION AND ANALYSIS

The following discusses the various components of compensation paid to, or earned by, the Named Executive Officers (“NEOs”) of the Company during 2014. As used in this Proxy Statement, the term “NEOs” refers to:

•	Mark Malcolm, our President and Chief Executive Officer;
•	James Gouin, our Executive Vice President and Chief Financial Officer;
•	Michael Rajkovic, our Executive Vice President and Chief Operating Officer;
•	James Bernard, our President, Americas; and
•	Pär Malmhagen, our President, Europe.

Compensation Program Objectives and Philosophy

The primary objectives and philosophy of our compensation programs are to (i) drive executive behaviors that maximize long-term shareholder value creation, (ii) attract and retain talented executive officers with the skills necessary to successfully manage our business, and (iii) align the interests of our executive officers with stockholders by rewarding them for strong company performance. In support of these objectives, we:

•	Weight a significant proportion of NEO compensation toward variable pay elements — In 2014, 65% to 87% of NEO total compensation was targeted to be delivered in variable annual or long-term incentive compensation,
•	Target NEO total compensation to be competitive with peers — We regularly compare our NEOs’ total compensation levels with companies of a similar size and complexity in our industry and related industries, and;
•	Deliver a meaningful proportion of NEO compensation in share-based and performance-based incentives — In 2014, 42% to 69% of NEO total compensation was targeted to be delivered in the form of restricted stock units (“RSUs”) and cash-based performance awards (“Performance Awards”).

Compensation Governance Practices

The Company places high value on strong compensation governance practices. We believe our executive compensation practices align with our corporate values and provide a foundation for success. These governance practices include:

Practices We Employ

•	Pay is closely linked to performance
•	Equity ownership guidelines for our NEOs
•	Risk mitigation
•	A recoupment (i.e., clawback) practice is in place
•	Change-in-Control (“CIC”) severance requires a double trigger
•	Our Compensation Committee reviews NEO pay annually
•	Our Compensation Committee is comprised entirely of independent directors
•	Our Compensation Committee engages an independent consultant
•	Our Compensation Committee regularly has executive sessions without management present

Practices We Avoid

•	Hedging, pledging or short sales of stock is not permitted
•	Dividends or dividend equivalents are not provided on unearned performance awards
•	No excise tax gross-ups are provided to any executives
•	We do not provide additional supplemental executive retirement service credit as a recruitment tool for executive hires

Compensation-Setting Process

The Compensation Committee has responsibility for oversight and review of our total executive compensation strategy, including the design and monitoring of our executive compensation plans such as our annual incentive bonus plan and our 2010 Equity Incentive Plan. In addition, the Compensation Committee reviews and approves the compensation of our Chief Executive Officer and each of our NEOs. In reviewing and approving compensation for our NEOs, the Compensation Committee evaluates the compensation components that it believes support our compensation objectives and philosophy.

As part of its responsibilities, the Compensation Committee reviews the appropriateness and effectiveness of our compensation programs and approves target award opportunities and performance criteria to be utilized in our annual incentive bonus plan and our long-term incentive awards under the 2010 Equity Incentive Plan.

The Compensation Committee considers competitive market practices with respect to the compensation of our NEOs. In its discretion, the Compensation Committee also considers compensation levels of executives holding similar positions at other domestic and international manufacturing companies that the Compensation Committee views as comparable in size and complexity of business, with additional consideration given to individual credentials. For 2014, our peer group consisted of the following 15 companies within the automotive supplier and manufacturing sectors with median revenues and market capitalization of $3.70 billion and $2.34 billion, respectively:

American Axle & Manufacturing Holdings, Inc.	Modine Manufacturing Company
BorgWarner Inc.	OshKosh Corporation
Cooper-Standard Holdings Inc.	Stoneridge, Inc.
Cooper Tire & Rubber Company	Tenneco Inc.
Dana Holding Corporation	The Timken Company
Federal-Mogul Corporation	Visteon Corporation
Martinrea International Inc.	Westinghouse Air Brake Technologies Corporation
Meritor Inc.

Although the Compensation Committee reviews the compensation data and practices of our peer group, the Compensation Committee retains full discretion to consider or disregard data collected through peer group studies in the course of evaluating executive total compensation levels or mix of compensation elements. The Compensation Committee has not determined that compensation elements are to be set according to pre-set formulas or specific target percentiles with respect to such peer group data and practices. Instead, the Compensation Committee collectively considers a variety of factors in exercising its discretion with respect to overall compensation, including the importance of each position, retention concerns, each individual’s experience, responsibilities and performance and internal equity, as well as the Company’s overall financial performance.

Role of the Compensation Consultant

In 2014, the Compensation Committee engaged Meridian Compensation Partners LLC (“Meridian”) as its independent compensation consultant. Meridian provides consulting services solely relating to executive compensation and governance matters to the Compensation Committee. The Compensation Committee has determined that Meridian is independent under its charter and applicable NYSE rules and further, that no conflict of interest exists between Meridian and the Company.

A representative of Meridian attended Compensation Committee meetings in 2014 and advised the Compensation Committee on all principal aspects of executive compensation, including the competitiveness of program design and award values and specific analyses with respect to the Company’s executive officers.

While it is necessary for the consultant to interact with management to gather information and obtain recommendations, the Compensation Committee Chairperson governs the relationship. Meridian does not provide any services to management outside of its engagement by the Compensation Committee.

Role of Executive Officers in Executive Compensation

Our Chief Executive Officer plays no role in determining his own compensation.

The Compensation Committee utilizes and considers comments, advice and recommendations of our Chief Executive Officer with respect to compensation levels and components of the other NEOs.

Risk Mitigation Overview

The Compensation Committee believes that the compensation policies and practices of the Company do not create risks that are reasonably likely to have a material adverse effect on the Company. In establishing pay practices for the Company, the goal is to design a compensation structure that does not encourage inappropriate risk-taking by employees or executive officers. Therefore, enterprise risk management is integral to the overall compensation philosophy. The following features of the compensation structure reflect this approach:

•	Payout opportunity of short and long-term incentives are capped;
•	Annual cash incentive design provides a balance of key performance metrics that are focused on financial results and sustainability over time;
•	The total compensation program does not provide for guaranteed bonuses and has multiple performance measures;
•	The Compensation Committee reviews both short-term and long-term performance metrics and objectives to ensure the plan design does not encourage executives to take excessive risks but also does not discourage appropriate risks;
•	Officers are prohibited from hedging the economic interest in the Company shares they hold; and
•	The Company maintains a recoupment practice in the event of financial restatement.

Components of Compensation

The principal components of our compensation programs for the NEOs are: base salary; annual incentive; long-term incentive awards (cash and equity); defined contribution plan retirement benefits; severance benefits and perquisites. The Compensation Committee considers all such components to be an appropriate compensation package for our NEOs. The charts below illustrate the general target mix of salary, annual incentive and long-term incentive awards among our NEOs in 2014.

Base Salary

We use base salary to attract and retain highly qualified executive officers. The Compensation Committee and the Chief Executive Officer (other than for himself) consider a number of factors, including the seniority, skills and experience of the individual, the individual’s prior salary, the functional role of the position, and the level of the NEO’s responsibilities. The leading factors for increasing base salary include the performance, experience and skills of the individuals, and market compensation levels for senior executives with similar levels of experience and skills.

None of our NEOs received an increase to his annual rate of base salary during 2014. Messrs. Malcolm, Gouin and Rajkovic have not received an increase in base salary since August, 2010. Mr. Bernard has not received an increase in base salary since August, 2011 when he became our President, Americas. Mr. Malmhagen has not received an increase in base salary since his employment commenced in June, 2012.

Annual Incentive Compensation

We believe that annual cash incentive awards motivate our NEOs and reward them for annual business results that help create value for our stockholders. Each year, the Compensation Committee establishes an annual incentive bonus plan for the NEOs based on one or more performance measures and determines the relative weighting of each measure. Each year’s annual incentive bonus plan is a restatement of the same plan (which we refer to as our Tower Bonus Plan) that was adopted in 2010. Other hourly and salaried employees participate in our annual incentive bonus plan as well.

In February, 2014, the Compensation Committee approved the 2014 Tower Bonus Plan and established the level of performance necessary for the NEOs to earn their targeted payouts. Each NEO is assigned a target bonus. Cash incentive awards are permitted to the extent selected operating results meet or exceed threshold levels of performance established by the Compensation Committee for the performance year.

For 2014, the Compensation Committee designated (i) “Adjusted Free Cash Flow”, (ii) “Adjusted EBITDA” and (iii) “Adjusted EBITDA Change in Controllable Factors” (which excludes the impact of volume (customer demand), product mix and foreign exchange) as the three financial measures used to determine payouts. Adjusted Free Cash Flow performance accounted for 45% of the total award, Adjusted EBITDA performance accounted for 45% of the total award and Adjusted EBITDA Change in Controllable Factors performance accounted for 10% of the total award.

The performance necessary for the NEOs to earn their targeted payouts was established by the Compensation Committee at levels intended to be challenging, yet attainable, and aligned with our 2014 business plan. The Compensation Committee retained discretion to adjust the calculation of its financial measures to account for unanticipated events.

For purposes of the 2014 Tower Bonus Plan:

Adjusted Free Cash Flow is defined as net cash provided by continuing operating activities less cash disbursed for purchases of property, plant, and equipment described on page 42 of our 10-K filed with the SEC, excluding net cash provided from or disbursed for customer-funded tooling (which nets to zero over the program lifetime), and (for 2014) excluding cash flow for opportunistic growth initiatives regarding new business in Mexico and for a conquest award. The Compensation Committee designated Adjusted Free Cash Flow as a performance measure in order to focus our management on freeing up cash to de-lever the business and fund profitable growth. The Compensation Committee weighted this measure at 45% because it believed Adjusted Free Cash Flow would be an important financial deliverable in 2014 to our stockholders.

Adjusted EBITDA is defined as net income/loss before interest, taxes, depreciation, amortization, restructuring items and other adjustments described on pages 33 and 34 of our 10-K filed with the SEC. The Compensation Committee weighted this measure at 45% because it is an important driver of shareholder value and is consistent with how analysts and many investors evaluate the business.

Adjusted EBITDA Change in Controllable Factors is defined as the change in Adjusted EBITDA in 2014 versus 2013, excluding the impact of volume (customer demand), product mix and foreign exchange described on page 34 of our 10-K filed with the SEC. For 2014, the impact of the Growth Initiatives is excluded. We determine the impact of volume, mix and foreign exchange on Adjusted EBITDA pursuant to policies that we utilize to manage our business and measure our performance throughout the year. The Compensation Committee excluded the impact of volume, mix and foreign exchange in order to focus management on those elements of cost and efficiency that management can most influence in the near term. The Compensation Committee weighted this measure at 10%.

The 2014 Tower Bonus Plan established a scale for each performance measure that displays the percent payout relative to a 100% target bonus payout at varying achievement levels. Each scale shows a threshold amount that must be satisfied to earn a payment and the amount necessary to achieve a 100% payout. The maximum payout under the plan is two (2) times the target payout and payout percentages are adjusted ratably between bands of payout percentages. The following scales show the payouts at various achievement levels:

	Adjusted Free Cash Flow 45%		Adjusted EBITDA 45%		Adjusted EBITDA Change in Controllable Factors 10%
	Achievement ($Mils)	Payout (%)	Achievement ($Mils)	Payout (%)	Achievement ($Mils)	Payout (%)
Threshold:	$30	0%	$200	0%	($5)	0%
	$40	80%	$210	80%	($2)	80%
	$60	100%	$220	100%	$2	100%
	$70	110%	$225	110%	$4	110%
	$80	120%	$230	120%	$6	120%
Max:	$90	200%	$240	200%	$9	200%

For 2014, it was determined by the Compensation Committee that performance for bonus purposes should include results from two China joint ventures held for sale at year-end 2014 and accounted for as discontinued operations, as these operations were managed for all of 2014. We achieved all performance thresholds required to pay bonus under the 2014 Tower Bonus Plan. Adjusted Free Cash Flow was $59.0 million, Adjusted EBITDA was $219.2 million, and Adjusted EBITDA Change in Controllable Factors was $3.1 million. These results would have resulted in a payout of 99.4% for each of the NEOs.

However, during 2014, Tower incurred customer charges retroactive to 2010 – 2013 related to steel scrap. Considering the impact of these charges on bonus payouts in prior years, the Committee exercised its discretion under the plan to reduce the 2014 bonus payouts for each of the NEOs from 99.4% to 96.5%.

We calculated Mr. Malcolm’s 2014 Tower Bonus Plan payment as follows: (i) the payout percentage of 96.5% multiplied by (ii) Mr. Malcolm’s individual bonus target percentage of base salary (130%) multiplied by (iii) Mr. Malcolm’s base salary of $840,000, resulting in a $1,053,780 overall bonus award. We calculated the 2014 Tower Bonus Plan payouts for the other NEOs in the same manner. The determination of the bonus award paid to each NEO is summarized in the table below:

NEO	Salary	Target Bonus as % of Salary	Payout % of Target Bonus	Bonus Award
Mark Malcolm	$840,000	130%	96.5%	$1,053,780
James Gouin	$472,500	105%	96.5%	$478,760
Michael Rajkovic	$577,500	105%	96.5%	$585,152
James Bernard	$400,000	80%	96.5%	$308,800
Pär Malmhagen*	$441,614	60%	96.5%	$256,862

*	Mr. Malmhagen’s salary of 365,000 Euro and target bonus of 220,000 Euro have been converted to United States Dollars (“USD”) using an exchange rate as of December 31, 2014 of 1 Euro equal to 1.2099 USD (220,000 Euro x 1.2099 x 96.5% = $256,862).

Long-Term Incentive Awards — 2010 Equity Incentive Plan

We believe providing our NEOs with equity interests in our Company motivates them to make decisions that will build the long-term value of the Company and aligns their interests with those of our stockholders.

During 2014, we granted RSUs and Performance Awards to each of our NEOs under the 2010 Equity Incentive Plan. The Compensation Committee set a target value for each NEO based upon a review of the competitive practices of our peer companies and the individual performance, skills and tenure of each NEO. This target value was delivered 70% in Performance Awards and 30% in RSUs.

We believe using a combination of RSUs and Performance Awards provides a balance between retaining our executives and motivating them to achieve specific business and value-creating objectives over a three-year performance period. No stock options were granted to NEOs during 2014.

Grants of RSUs During 2014

On March 6, 2014 the Compensation Committee granted RSUs covering the following number of shares of Company common stock to our NEOs pursuant to our 2010 Equity Incentive Plan:

NEO	RSUs Granted
Mr. Malcolm	14,291
Mr. Gouin	4,019
Mr. Rajkovic	6,550
Mr. Bernard	3,403
Mr. Malmhagen	3,131

These RSUs will vest ratably on March 6, 2015, March 6, 2016 and March 6, 2017 if the executive is employed by us on such vesting dates (except that in Mr. Malcolm’s case, he will vest in any remaining unvested outstanding awards on January 1, 2017 pursuant to his employment agreement). The RSUs will also vest in full upon the occurrence of a change in control of the Company, or in the event the executive’s employment terminates due to death or disability, as defined in our 2010 Equity Incentive Plan.

Grants of Performance Awards During 2014

On March 6, 2014, the Compensation Committee granted the following target Performance Awards to each NEO to tie a significant portion of NEO compensation to specific business performance results over the three-year performance period of January 1, 2014 through December 31, 2016:

NEO	Target Performance Award
Mr. Malcolm	$882,000
Mr. Gouin	$248,063
Mr. Rajkovic	$404,250
Mr. Bernard	$210,000
Mr. Malmhagen	$193,214

The specific business performance metrics are our Adjusted Earnings Per Share Growth Rate (“EPS Growth Rate”) and our Total Shareholder Return Percentile ranking among a group of peer companies (“TSR Percentile”). These two measures were selected based on the Compensation Committee’s review of the metrics used by our peers for similar awards and the desire to tie NEO rewards to the long-term interests of our shareholders.

50% of the Performance Award is earned based on our EPS Growth Rate for the performance period. Adjusted EPS is our diluted EPS for a fiscal year after adjusting to exclude the effect of extraordinary, unusual or nonrecurring items and is intended to be the same as reported in our fourth quarter earnings presentation for the relevant fiscal year. The EPS Growth Rate is our cumulative Adjusted EPS for the performance period stated in terms of an average annual percentage growth rate. Our NEOs will achieve the targeted amount of this portion of the Performance Award if our EPS Growth Rate is 10% for the performance period.

The remaining 50% of the Performance Award is earned based on our TSR Percentile for the performance period. Total Shareholder Return is the total percentage return per share of common stock based on the average stock price over the first 20 trading days of the performance period compared to the average stock price over the last 20 trading days of the performance period assuming the reinvestment of dividends. Our NEOs will achieve the targeted amount of this portion of the Performance Award if our TSR Percentile is 50th for the performance period. TSR Percentile is the percentile ranking of our Total Shareholder Return among the Total Shareholder Returns of the following group of 15 peer companies over the same performance period. The Compensation Committee believes these companies provide a good representation of the competitive business environment in which the Company operates.

American Axle & Manufacturing Holdings, Inc.	Linamar Corporation
Autoliv, Inc.	Magna International, Inc.
BorgWarner Inc.	Martinrea International Inc.
Dana Holding Corporation	Meritor, Inc.
Delphi Automotive, PLC	Tenneco Inc.
Federal-Mogul Corporation	TRW Automotive Holdings Corp.
Johnson Controls, Inc.	Visteon Corporation
Lear Corporation

The amount of the Performance Award paid is dependent upon achieved performance and may range from zero to 200% of the target amount. The following scales show the payouts at various achievement levels:

EPS Growth Rate (50% Weighting)		TSR Percentile (50% Weighting)
%	Pay Out (% of Target)	Percentile Rank vs. Peers	Pay-Out (% of Target)
< 5%	0%	< 25th	0%
5%	50%	25th	50%
10%	100%	50th	100%
20%	200%	75th	200%

Payment of the Performance Award is made after the end of the performance period. A prorated target Performance Award is paid after a change in control of the Company, except Mr. Malcolm’s payment is not prorated. A prorated Performance Award (based on actual performance results through the end of the preceding year) is also paid after the termination of the executive without cause, except Mr. Malcolm’s payment is not prorated. A prorated Performance Award (based on actual performance results through the end of the preceding year) is also paid in the event the executive’s employment terminates due to death or disability, as defined in our 2010 Equity Incentive Plan.

Defined Contribution Plan Retirement Benefits

We maintain a 401(k) Plan, a tax qualified defined contribution plan, and the NEOs are eligible to participate in this plan. We match 100% of the first 1% of each participant’s compensation that is contributed to the plan and 50% of the next 5% of such participant’s compensation that is contributed to the plan, subject to applicable limits imposed by law.

Employment Agreements and Severance Benefits

The employment agreements with our NEOs provide for the payment of severance benefits to the NEOs under specified circumstances. We believe severance benefits help us attract key executive talent. In entering into these agreements, we considered the benefit of receiving confidentiality, non-competition, non-solicitation and non-disparagement protections. The amount and type of benefits under the employment agreements in place during 2014 are described below under “NEO Employment Agreements” and “Potential Payments Upon Termination”.

On July 28, 2014, the Company entered into an amended and restated employment agreement with Mr. Malcolm which supersedes his prior employment agreement. Under the agreement Mr. Malcolm was awarded a Retention Bonus, a Succession and Officer Transition Award and a Stock Appreciation Incentive, the details of which can be found in the NEO Employment Agreements section below. The Compensation Committee linked these incentives to key performance objectives. The majority of the value of these incentives can only be earned by Mr. Malcolm upon achievement of a high-level of company performance and through delivering significant incremental value to shareholders.

Perquisites and Other Benefits

Messrs. Malcolm, Gouin, Rajkovic and Bernard each receive a cash payment in lieu of perquisites in the annual gross amount of $25,000. Mr. Malmhagen receives perquisites in the form of reimbursed relocation expenses and a company vehicle. We consider such amounts to be market competitive and part of the compensation package we believe is necessary to attract key talent. There are no restrictions on how each NEO may use such cash perquisites.

The NEOs participate in our other benefit plans on the same terms as other employees. These plans include medical, dental and life insurance.

Stock Ownership Guideline and Trading Policies

In December 2014, the Compensation Committee established an equity ownership guideline for our NEOs to further align the interests of our NEOs with stockholders. The equity ownership guideline is stated in terms of a multiple of base salary and is five (5) times base salary for our CEO and three (3) times base salary for our other NEOs. The NEOs have five (5) years to satisfy the guideline.

Pursuant to our insider trading policy, our directors and NEOs are subject to certain anti-hedging restrictions, including the prohibition from making pledges, short sales, or transactions including options and other derivatives related to Tower stock.

Policy Regarding Restatements

The Compensation Committee will take appropriate action to comply with “clawback” regulations promulgated by the SEC pursuant to the Dodd-Frank Act in the event that we restate our financial statements due to material noncompliance with any financial reporting requirement under applicable securities laws.

Stockholder Advisory Vote to Approve Executive Compensation

As described elsewhere in this Proxy Statement, at least once every three years, our annual proxy materials will include a non-binding resolution seeking stockholder approval of the compensation paid to our NEOs (a say-on-pay vote). The say-on-pay vote that occurred at the 2014 Annual Meeting of Stockholders resulted in 82.9% of stockholders approving the compensation paid to our NEOs. The vote confirmed the appropriateness of pay policies and programs, therefore, the Compensation Committee did not consider changing our compensation policies as a result of the vote. We include a non-binding resolution seeking stockholder approval in each year’s annual proxy materials.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1 million per year paid by a publicly held corporation to its principal executive officer and to each of its three other most highly compensated executive officers, unless the compensation qualifies as “performance-based” or is otherwise exempt from Section 162(m). Under a transition rule that applied to Tower until the 2014 Annual Meeting of Stockholders, the deduction limit did not apply to any compensation paid pursuant to a compensation plan or agreement that existed during the period in which Tower was not publicly held so long as such plan or agreement was properly disclosed at the time of its initial public offering. Because of the expiration of this transition rule, Tower submitted the amended and restated 2010 Equity Incentive Plan for stockholder approval at the 2014 Annual Meeting of Stockholders so that certain performance-based equity and cash based awards under the plan will be exempt from the Section 162(m) deduction limitation. Shareholders approved the amended and restated 2010 Equity Incentive Plan with a vote of 75.0%. The Compensation Committee intends to consider the potential impact of Section 162(m) on compensation decisions and, where appropriate, to structure certain compensation arrangements to be exempt from the deduction limitation, but reserves the right to approve compensation for an executive officer that does not meet the deductibility requirements of Section 162(m) in order to provide competitive compensation packages.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement, and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

By the Compensation Committee,

Dev Kapadia, Chairman
Nicholas Chabraja
Thomas K. Brown

COMPENSATION MATTERS

2014 Summary Compensation Table

The following table summarizes, for our three most recently completed fiscal years, the compensation of (i) our Chief Executive Officer, (ii) our Chief Financial Officer, and (iii) each of our three other most highly compensated executive officers in fiscal 2014 who were serving as executive officers on December 31, 2014. We refer to these individuals as our “Named Executive Officers” or “NEOs”.

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)		Option Awards(2)	Non-Equity Incentive Plan Compensation(3)		All Other Compensation		Total
Mark Malcolm President and Chief Executive Officer	2014	$840,000	$—		$7,191,895	(4)	$—	$1,428,630	(5)	$38,800	(16)	$9,499,324
	2013	$840,000	$—		$378,004		$—	$1,794,366	(6)	$38,639	(16)	3,051,009
	2012	$840,000	$—		$377,999		$882,001	$1,304,940		$37,026	(16)	$3,441,966
James Gouin Executive Vice President and Chief Financial Officer	2014	$472,500	$—		$106,303		$—	$584,187	(7)	$36,795	(16)	$1,199,785
	2013	$472,500	$—		$106,306		$—	$732,032	(8)	$35,710	(16)	$1,346,548
	2012	$472,500	$—		$106,315		$248,065	$592,869		$35,517	(16)	$1,455,266
Michael Rajkovic Executive Vice President and Chief Operating Officer	2014	$577,500	$—		$173,248		$—	$756,958	(9)	$35,219	(16)	$1,542,924
	2013	$577,500	$—		$173,244		$—	$949,785	(10)	$35,049	(16)	$1,735,578
	2012	$577,500	$—		$173,249		$404,253	$724,618		$34,696	(16)	$1,914,316
James Bernard, President, Americas	2014	$400,000	$—		$90,009		$—	$398,050	(11)	$37,071	(16)	$925,130
	2013	$400,000	$—		$90,003		$—	$499,410	(12)	$36,895	(16)	$1,026,308
	2012	$400,000	$—		$90,003		$209,999	$494,900	(13)	$36,114	(16)	$1,231,016
Pär Malmhagen(20) President, Europe(21)	2014	$441,614	$60,495	(19)	$82,815		$—	$338,978	(14)	$93,810	(17)	$1,017,711
	2013	$502,824	$—		$78,347		$—	$464,222	(15)	$44,245	(18)	$1,089,638

(1)	Represents the aggregate grant date fair value of stock awards. The assumptions used by us in making these calculations are described in Note 11 of the Notes to our 2014 year-end consolidated financial statements as set forth in our Annual Report on Form 10-K for the year ended December 31, 2014.
(2)	Represents the dollar amount recognized by us for financial statement purposes as the aggregate grant date fair value of stock options. The assumptions used by us in making these calculations are described in the above-mentioned Note 11.
(3)	Represents amounts earned pursuant to the Tower Bonus Plan; and in 2013 and 2014, the grant date target value of performance cash awards related to our total shareholder return metric; and in 2012 the amount earned by Mr. Bernard pursuant to our Supplemental Value Creation Plan (“SVCP”). The SVCP was designed to reward the performance of management executives in achieving certain operating objectives, including the retirement of certain specified debt.
(4)	This amount includes $377,997 related to RSUs granted on 3/6/14; and $6,813,898 related to the Stock Appreciation Incentive Award granted on 7/28/14, determined using a Monte Carlo valuation. No actual value has been paid to Mr. Malcolm in 2014 under this incentive. Company share price must exceed a threshold of $40.59 for this incentive to provide any value to Mr. Malcolm.
(5)	Represents $1,053,780 earned pursuant to the Tower Bonus Plan and $374,850 representing the grant date value of the TSR portion of the Performance Award granted on 3/6/2014. The TSR portion of the Performance Award was valued at 85% of target, determined using a Monte Carlo valuation.
(6)	Represents $1,313.676 earned pursuant to the Tower Bonus Plan and $480,690 representing the grant date value of the TSR portion of the Performance Award granted on 3/5/2013. The TSR portion of the Performance Award was valued at 109% of target, determined using a Monte Carlo valuation.
(7)	Represents $478,760 earned pursuant to the Tower Bonus Plan and $105,427 representing the grant date value of the TSR portion of the Performance Award granted on 3/6/2014. The TSR portion of the Performance Award was valued at 85% of target, determined using a Monte Carlo valuation.
(8)	Represents $596,838 earned pursuant to the Tower Bonus Plan and $135,194 representing the grant date value of the TSR portion of the Performance Award granted on 3/5/2013. The TSR portion of the Performance Award was valued at 109% of target, determined using a Monte Carlo valuation.
(9)	Represents $585,152 earned pursuant to the Tower Bonus Plan and $171,806 representing the grant date value of the TSR portion of the Performance Award granted on 3/6/2014. The TSR portion of the Performance Award was valued at 85% of target, determined using a Monte Carlo valuation.
(10)	Represents $729,469 earned pursuant to the Tower Bonus Plan and $220,316 representing the grant date value of the TSR portion of the Performance Award granted on 3/5/2013. The TSR portion of the Performance Award was valued at 109% of target, determined using a Monte Carlo valuation.
(11)	Represents $308,800 earned pursuant to the Tower Bonus Plan and $89,250 representing the grant date value of the TSR portion of the Performance Award granted on 3/6/2014. The TSR portion of the Performance Award was valued at 85% of target, determined using a Monte Carlo valuation.
(12)	Represents $384,960 earned pursuant to the Tower Bonus Plan and $114,450 representing the grant date value of the TSR portion of the Performance Award granted on 3/5/2013. The TSR portion of the Performance Award was valued at 109% of target, determined using a Monte Carlo valuation.
(13)	Represents $112,500 earned pursuant to the SVCP and $382,400 earned pursuant to the 2012 Tower Bonus Plan.
(14)	Represents $256,862 earned pursuant to the Tower Bonus Plan and $82,116 representing the grant date value of the TSR portion of the Performance Award granted on 3/6/2014. The TSR portion of the Performance Award was valued at 85% of target, determined using a Monte Carlo valuation.
(15)	Represents $364,596 earned pursuant to the Tower Bonus Plan and $99,625 representing the grant date value of the TSR portion of the Performance Award granted on 3/5/2013. The TSR portion of the Performance Award was valued at 109% of target, determined using a Monte Carlo valuation.
(16)	Represents non-accountable cash perquisites of $25,000, income associated with certain benefits and company paid benefits.
(17)	Amount represents company-paid benefits toward reimbursed relocation expenses, automobile, pension and other insurances and certain health-related subsidies.
(18)	Amount represents company-paid benefits toward automobile, pension and other insurances and certain health-related subsidies (excludes reimbursed Relocation expenses).
(19)	Represents $60,495 payment of a one-off retention bonus paid in January, 2014 pursuant to employment agreement.
(20)	Euro converted to USD using a foreign exchange rate as of 12/31/14 of 1 Euro equal to 1.2099 USD.
(21)	Euro converted to USD using a foreign echange rate as of 12/31/13 of 1 Euro equal to 1.3776 USD.

Grants of Plan-Based Awards

The following sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2014 made to our NEOs.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Base Price of Stock Awards ($/Sh)	Grant Date Fair Value of Stock Awards(4)
Name	Grant Date	Threshold	Target	Maximum	Threshold # of Shares	Target # of Shares	Maximum # of Shares
Mark Malcolm(5)	1/1/2014	$0	$1,092,000	$2,184,000
	3/6/2014	$0	$441,000	$882,000
	3/6/2014	$0	$441,000	$882,000				14,291	$26.45	$377,997
	7/28/2014				0	123,183	359,777
James Gouin	1/1/2014	$0	$496,125	$992,250
	3/6/2014	$0	$124,032	$248,063
	3/6/2014	$0	$124,032	$248,063				4,019	$26.45	$106,303
Michael Rajkovic	1/1/2014	$0	$606,375	$1,212,750
	3/6/2014	$0	$202,125	$404,250
	3/6/2014	$0	$202,125	$404,250				6,550	$26.45	$173,248
James Bernard	1/1/2014	$0	$320,000	$640,000
	3/6/2014	$0	$105,000	$210,000
	3/6/2014	$0	$105,000	$210,000				3,403	$26.45	$90,009
Pär Malmhagen(6)	1/1/2014	$0	$266,178	$532,356
	3/6/2014	$0	$96,607	$193,214
	3/6/2014	$0	$96,607	$193,214				3,131	$26.45	$82,815

(1)	The amounts granted on 1/1/2014 relate to the 2014 Tower Bonus Plan. For the actual bonus amounts earned in 2014, see the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. The amounts granted on 3/6/2014 relate to Performance Awards granted to the Named Executive Officers. The Performance Awards vest after 12/31/2016 based on performance results.
(2)	The target number of shares of our common stock assumes achievement of the minimum Stock Appreciation Incentive Award ($5,000,000) divided by the minimum price of our common stock per share needed to achieve it ($40.59 per share). The maximum number of shares of our common stock assumes achievement of the maximum Stock Appreciation Incentive Award ($20,000,000) divided by the price per share of our common stock needed to achieve it ($55.59 per share). The Stock Appreciation Incentive Award is payable in shares of our common stock or in cash.
(3)	Awards reflect the number of RSUs granted to the Named Executive Officers. The RSUs granted on 3/6/2014 vest ratably over three years.
(4)	Grant date fair value of RSUs is the base price of stock awards, multiplied by the number of RSUs awarded.
(5)	Any non-vested awards will become fully vested effective 1/1/17 per Mr. Malcolm's employment agreement.
(6)	For amount granted on 1/1/2014, Euro converted to USD using a foreign exchange rate as of 12/31/14 of 1 Euro equal to 1.2099 USD.

The RSUs and Performance Awards granted during 2014 were granted pursuant to our 2010 Equity Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End Tables

The following 2014 Outstanding Equity Awards at Fiscal Year-End tables summarize our NEOs’ outstanding equity awards under the 2010 Equity Incentive Plan at December 31, 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Grant Date		OPTION AWARDS
Name			Number of Securities Underlying Unexercised Options(1) (#) Exercisable	Number of Securities Underlying Unexercised Options(1) (#) Unexercisable	Option Exercise Price(1) ($)	Option Expiration Date(1)
Mark Malcolm	10/14/2010		100,227	0	$13.00	10/14/2020
	3/6/2012	(4)	97,503	48,750	$11.71	3/6/2022
James Gouin	10/14/2010		9,396	0	$13.00	10/14/2020
	3/6/2012	(4)	13,712	13,710	$11.71	3/6/2022
Michael Rajkovic	10/14/2010		15,312	0	$13.00	10/14/2020
	3/6/2012	(4)	22,345	22,343	$11.71	3/6/2022
James Bernard	3/6/2012	(4)	0	11,606	$11.71	3/6/2022
Pär Malmhagen	6/1/2012	(8)	0	5,161	$12.66	6/1/2022

			STOCK AWARDS
Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2),(3) ($)
Mark Malcolm(9)	3/6/2012	(4)	10,760	$274,918
	3/5/2013	(5)	19,414	$496,028
	3/6/2014	(6)	14,291	$365,135
	7/28/2014	(7)	—	$6,813,898
James Gouin	3/6/2012	(4)	3,025	$77,289
	3/5/2013	(5)	5,460	$139,503
	3/6/2014	(6)	4,019	$102,685
Michael Rajkovic	3/6/2012	(4)	4,931	$125,987
	3/5/2013	(5)	8,898	$227,344
	3/6/2014	(6)	6,550	$167,353
James Bernard	3/6/2012	(4)	2,562	$65,459
	3/5/2013	(5)	4,622	$118,092
	3/6/2014	(6)	3,403	$86,947
Pär Malmhagen	6/1/2012	(8)	1,139	$29,101
	3/5/2013	(5)	4,024	$102,813
	3/6/2014	(6)	3,131	$79,997

(1)	Refers to stock options.
(2)	Refers to RSUs.
(3)	Market Value is the number of RSUs granted on 3/6/12, 6/1/12, 3/5/13 and 3/6/14 multiplied by $25.55 (the closing sales price of our common stock on the New York Stock Exchange on December 31, 2014); and, with respect to Mr. Malcolm, the fair value of his Stock Appreciation Incentive Award using a Monte Carlo valuation.
(4)	Unexercisable options and unvested RSUs vest on March 6, 2015.
(5)	Unvested RSUs vest ratably on March 6, 2015 and March 6, 2016.
(6)	Unvested RSUs vest ratably on March 6, 2015, March 6, 2016 and March 6, 2017 (except Mr. Malcolm's last vest date is 1/1/17).

(7)	Represents the grant date fair value of the Stock Appreciation Incentive Award.
(8)	Unexercisable options and unvested RSUs vest on May 11, 2015.
(9)	Any non-vested awards will become fully vested effective 1/1/17 per Mr. Malcolm's employment agreement.

Equity Exercises and Vesting During 2014 Table

The table below shows the number of stock options exercised and RSUs acquired on vesting in 2014 and the value realized by the NEOs.

	Options Exercised and Stock Vested
	Option Awards			Stock Awards
	2014 Exercise Date	Number of Shares Acquired on Exercise in 2014 (#)	Value Realized on Exercise in 2014(1) ($)	2014 Vesting Date	Number of Shares Acquired on Vesting in 2014 (#)	Value Realized on Vesting in 2014(2) ($)
Mark Malcolm				3/1/2014	7,567	$194,321
				3/6/2014	20,468	$541,379
				12/31/2014	295,858	$7,721,894
James Gouin				3/1/2014	2,128	$54,647
				3/6/2014	5,757	$152,273
				12/31/2014	98,619	$2,573,956
Michael Rajkovic				3/1/2014	3,468	$89,058
				3/6/2014	9,381	$248,127
				12/31/2014	98,619	$2,573,956
James Bernard	5/2/2014	17,972	$293,871	3/1/2014	916	$23,523
	8/15/2014	12,618	$232,359	3/6/2014	4,874	$128,917
	8/18/2014	5,600	$108,640	8/15/2014	996	$33,944
Pär Malmhagen	6/9/2014	5,161	$104,777	5/11/2014	1,139	$31,983
				3/6/2014	2,012	$53,217

(1)	Value realized is the number of shares acquired mulitiplied by an amount equal to the stock price on exercise minus the option price.
(2)	Value realized is the number of shares acquired multiplied by the stock price on vesting.

NEO Employment Agreements

CEO Agreement

On July 28, 2014, Mr. Malcolm and Tower Automotive Operations USA I, LLC, a subsidiary of the Company, entered into an amended and restated employment agreement, which superseded Mr. Malcolm’s prior employment agreement which was entered into on March 4, 2013.

Under the new employment agreement, the term of Mr. Malcolm’s employment, which would have expired on December 31, 2014, has been extended through December 31, 2016 (the “Retirement Date”), at which time Mr. Malcolm will retire from employment with us. In addition to continuing Mr. Malcolm’s annual base salary of $840,000 and his eligibility for an annual target incentive of 130% of his annual base salary, the new employment agreement provides the incentives set forth below to encourage Mr. Malcolm to (i) continue his employment to the Retirement Date, or the consummation of a “change in control” occurring before the Retirement Date, (ii) facilitate a successful chief executive officer succession and other officer transition plan for the Company beyond his Retirement Date, and (iii) create shareholder value.

Retention Bonus

Mr. Malcolm will be entitled to receive a lump sum cash retention bonus in the amount of $3,000,000 if his employment is not terminated by the Company for cause or by Mr. Malcolm without good reason, in either case, prior to the earlier of (a) the Retirement Date, or (b) a “change in control” (as defined in the employment agreement). The retention bonus is payable on the earlier of January 16, 2017 or the date of a change in control.

CEO Succession and Officer Transition Award

Mr. Malcolm will be entitled to receive a lump sum special transition cash bonus in the amount of $3,000,000 if Mr. Malcolm successfully delivers to our Board’s satisfaction a comprehensive chief executive officer succession and other officer transition plan. This amount will not be paid if (i) a change in control is consummated prior to the Retirement Date, or (ii) Mr. Malcolm’s employment is terminated (a) by the Company for cause, or (b) by Mr. Malcolm without good reason, in either case, prior to the Retirement Date. The special transition bonus is payable on January 16, 2017.

Stock Appreciation Incentive Award

Mr. Malcolm will be entitled to receive a stock appreciation incentive award payable in cash or shares of our common stock in the amount of $5,000,000 if a specific Appreciation Hurdle (as defined in the employment agreement) with respect to our common stock is achieved during the term of the employment agreement. This amount, even if the Appreciation Hurdle is achieved, will not be paid if (i) Mr. Malcolm’s employment is terminated by the Company for cause, or (ii) by Mr. Malcolm without good reason, in either case, prior to the earlier of (a) the Retirement Date, or (b) a change in control. In general, the Appreciation Hurdle will be met if the per share closing price of our common stock exceeds $40.59, an increase of at least $5.00 from our per share closing price on July 25, 2014. For each additional one dollar by which (i) the per share closing price of our common stock exceeds the $5.00 Appreciation Hurdle as of the Retirement Date, or (ii) the price per share of common stock payable in connection with a change in control consummated prior to the Retirement Date exceeds the $5.00 Appreciation Hurdle, up to a maximum of $15.00 above the $5.00 Appreciation Hurdle, the $5,000,000 payment will be increased by $1,000,000 (up to a maximum stock appreciation incentive award of $20,000,000). The stock appreciation incentive award is payable on the earlier of January 16, 2017 or the date of a change in control. The stock appreciation incentive award will be paid in cash or shares of our common stock, in the discretion of the Compensation Committee, unless a change in control occurs in which event it will be paid in cash.

Accelerated Vesting of Equity and Performance Awards

All outstanding equity and cash-based performance awards granted to Mr. Malcolm will immediately become fully vested (i) upon a change in control (determined based on target level performance and without pro-ration for partially completed performance periods), and (ii) subject to Mr. Malcolm’s execution, delivery and non-revocation of a release, upon the termination of Mr. Malcolm’s employment (a) by the Company without cause, or (b) by Mr. Malcolm for good reason prior to the Retirement Date (determined based on actual performance through the end of the preceding fiscal year and without pro-ration for partially completed performance periods). Upon Mr. Malcolm’s Retirement Date, subject to Mr. Malcolm’s execution, delivery and non-revocation of a release, he will be entitled to receive full vesting of all outstanding equity and cash-based performance awards as of January 1, 2017 (determined based on actual performance through the Retirement Date and without pro-ration of the amount payable thereto).

Other NEO Agreements

During 2013, we entered into employment agreements with Messrs. Gouin, Rajkovic, Bernard and Malmhagen. Each of the employment agreements was approved and authorized by the Compensation Committee.

The term of our 2013 employment agreements with Messrs. Gouin and Rajkovic expired on December 31, 2014. In October, 2014, we entered into new amended and restated employment agreements with Messrs. Gouin and Rajkovic which became effective on January 1, 2015 and expire on December 31, 2017. Each agreement is subject to extension for successive one-year periods or, if the executive agrees, two-year or three-year periods. Each of the employment agreements was approved and authorized by the Compensation Committee.

The term of our employment agreement with Mr. Bernard expires December 31, 2015, but is also subject to extension for successive one-year periods or, if the executive agrees, two-year or three-year periods. Our employment agreement with Mr. Malmhagen is for successive one-year terms ending each December 31st.

Each employment agreement in effect during 2014 provides for a minimum annual base salary ($472,500 for Mr. Gouin, $577,500 for Mr. Rajkovic, $400,000 for Mr. Bernard and 365,000 Euro for Mr. Malmhagen) and also provides eligibility for an annual target incentive of 105% of annual base salary for Messrs. Gouin and Rajkovic, 80% of annual base salary for Mr. Bernard and 220,000 Euro (approximately 60% of annual base salary) for Mr. Malmhagen. Effective January 1, 2015, the amended and restated employment agreements with Messrs. Gouin and Rajkovic provide for minimum base salaries of $525,000 and $625,000, respectively, and increase the annual target incentives of each to 110% of annual base salary.

The employment agreements for Mr. Bernard and Mr. Malmhagen also include a cash retention bonus equal to $720,000 and 585,000 Euro, respectively, if the executive is still employed on December 31, 2015. The retention bonus vests earlier upon a change in control or if the executive is terminated by the Company without cause or if the executive’s employment terminates due to death or disability.

Potential Payments Upon Termination

Termination Other Than In Connection with a Change in Control

CEO

If Mr. Malcolm’s employment is terminated due to his death or “disability” as that term is defined in his employment agreement, if we terminate his employment without “cause”, or if he terminates his employment for “good reason”, he will receive the following (in addition to certain accrued but unpaid amounts payable through his date of termination and amounts due, as described above, pursuant to the terms of his employment agreement related to the Retention Bonus, CEO Succession and Officer Transition Award, Stock Appreciation Incentive Award and Accelerated Vesting of Equity and Performance Awards), subject to execution of a release and compliance with confidentiality, non-solicitation, non-compete, non-disparagement and cooperation requirements:

(a) an aggregate amount equal to (i) two (2) times his annualized base salary in effect as of the effective date of termination payable in 12 equal monthly installments, and (ii) a pro-rated portion (based on the number of days in the calendar year up to and including the date of termination) of the annual bonus relating to the calendar year of termination based on the actual awards for the plan year of termination, payable by March 15 of the year after the year of termination; and

(b) COBRA premiums will be waived to the extent the cost of coverage exceeds the cost we charge for active employees for similar coverage, until the first to occur of (i) the first 12 months of COBRA coverage, or (ii) the date he is covered under another group health plan.

If Mr. Malcolm retires from employment on the Retirement Date of December 31, 2016, he will receive the following (in addition to certain accrued but unpaid amounts payable through his date of termination and amounts due, as described above, pursuant to the terms of his employment agreement related to the Retention Bonus, CEO Succession and Officer Transition Award, Stock Appreciation Incentive Award and Accelerated Vesting of Equity and Performance Awards), subject to execution of a release and compliance with confidentiality, non-solicitation, non-compete, non-disparagement and cooperation requirements:

(a) the annual bonus relating to the 2016 calendar year based on the actual awards earned and paid for the fiscal year, and

(b) full vesting of all 2010 Equity Incentive Plan awards effective as of January 1, 2017 (determined in the case of cash performance awards, based on the total amount of the performance award that would have been earned had the relevant performance period ended on the Retirement Date (based on Actual Performance results for that period), without proration.

Other NEOs

If Messrs. Gouin’s, Rajkovic’s or Bernard’s employment is terminated due to his death or “disability” as that term is defined in each employment agreement, if we terminate any such executive’s employment without “cause”, if he terminates his employment for “good reason” (other than in the case of Mr. Bernard) or if his employment agreement terminates because we do not elect to extend the term of the agreement, he will receive the following (in addition to certain accrued but unpaid amounts payable through the executive’s date of termination), subject to execution of a release and compliance with confidentiality, non-solicitation, non-compete, non-disparagement and cooperation requirements:

(a) an aggregate amount equal to (i) one (1) times his annualized base salary, in effect as of the effective date of termination payable in 12 equal monthly installments, (ii) a pro-rated portion (based on the number of days in the calendar year up to and including the date of termination) of the annual bonus relating to the calendar year of termination based on the actual awards for the plan year of termination, and (iii) the average of the respective executive’s bonuses paid for the three consecutive years immediately prior to the year of termination; and

(b) COBRA premiums will be waived to the extent the cost of coverage exceeds the cost we charge for active employees for similar coverage, until the first to occur of (i) the first 12 months of COBRA coverage or (ii) the date the executive is covered under another group health plan.

If Mr. Malmhagen’s employment agreement (also known as his service agreement) is terminated or not extended by the Company before his attainment of age 65 for reasons other than cause as defined in his service agreement or disability as defined in his service agreement he will be entitled, as severance, to (i) the payment of his fixed salary for 12 months following the termination of his service agreement, (ii) a payment of one (1) times his target bonus for the year of termination, (iii) a pro-rated portion (based on the number of days in the calendar year up to and including the date of termination) of the annual bonus relating to the calendar year of termination based on the actual awards for the plan year of termination, and (iv) the payment of the cash value of fringe benefits (excluding any long-term incentive arrangements) for 12 months following the termination of his service agreement.

The following tables set forth the payments and benefits that would have been payable to each Named Executive Officer in the event of a termination of such person’s employment other than in connection with a change in control, assuming that such events occurred on December 31, 2014:

Mark Malcolm	Severance Amounts(1)		Benefits Continuation		Vested Equity/ Performance Awards		Total
Termination by us (other than for cause)	$7,680,000	(2)	—	(3)	$4,694,921	(4)	$12,374,921
Termination by Mr. Malcolm for good reason	$7,680,000	(2)	—	(3)	$4,694,921	(4)	$12,374,921
Termination by us for cause	—		—		—		—
Termination by Mr. Malcolm without good reason	—		—		—		—

(1)	In the event of any termination either by us or by the executive, the executive is entitled to the accrued benefits as described under “Potential Payments Upon Termination”.
(2)	Aggregate amount represents two times Mr. Malcolm’s annualized rate of base salary as of the effective date of termination plus the $3 million Retention Bonus and the $3 million CEO Succession and Officer Transition Award in accordance with the terms of his employment agreement. Aggregate amount does not include the 2014 annual bonus Mr. Malcolm would be entitled to receive in the event of such a termination, as more fully described above.
(3)	Pursuant to Mr. Malcolm’s employment agreement, COBRA premiums will be waived to the extent the cost exceeds the cost we charge for active employees for similar coverage for 12 months. Mr. Malcolm has waived health coverage.
(4)	Represents the sum of the value of unvested equity and performance awards for which vesting would be accelerated, as follows: (i) the value of 48,750 unvested stock options based on an exercise price of $11.71 and the closing sales price of our common stock on the New York Stock Exchange on December 31, 2014 ($25.55), (ii) the value of 44,465 unvested RSUs multiplied by $25.55, (iii) the estimated value of the 2013 Performance Award of $882,000 assuming a payout of 200% as of December 31, 2014, and (iv) the estimated value of the 2014 Performance Award of $882,000 assuming a 127% payout as of December 31, 2014.

James Gouin	Severance Amounts(1)		Benefits Continuation		Vested Equity/ Performance Awards	Total
Termination by us (other than for cause) or because we do not extend the term of Mr. Gouin’s employment agreement	$1,051,808	(2)	$12,618	(3)	—	$1,064,426
Termination by Mr. Gouin for good reason	$1,051,808	(2)	$12,618	(3)	—	1,064,426
Termination by us for cause	—		—		—	—
Termination by Mr. Gouin without good reason	—		—		—	—

(1)	In the event of termination either by us or by the executive, the executive is entitled to the accrued benefits as described under “Potential Payments Upon Termination”.
(2)	Aggregate amount represents one times Mr. Gouin’s annualized rate of base salary as of the effective date of termination of $472,500 plus the average of bonuses paid for the three (3) consecutive years immediately prior to the year of termination of $579,308 in accordance with the terms of his employment agreement. Aggregate amount does not include the 2014 annual bonus Mr. Gouin would be entitled to receive in the event of such a termination, as more fully described above.
(3)	Pursuant to Mr. Gouin’s employment agreement, COBRA premiums will be waived to the extent the cost exceeds the cost we charge for active employees for similar coverage for 12 months.

Michael Rajkovic	Severance Amounts(1)		Benefits Continuation		Vested Equity/ Performance Awards	Total
Termination by us (other than for cause) or because we do not extend the term of Mr. Rajkovic’s employment agreement	$1,285,544	(2)	$13,175	(3)	—	$1,298,719
Termination by Mr. Rajkovic for good reason	$1,285,544	(2)	$13,175	(3)	—	$1,298,719
Termination by us for cause	—		—		—	—
Termination by Mr. Rajkovic without good reason	—		—		—	—

(1)	In the event of termination either by us or by the executive, the executive is entitled to the accrued benefits as described under “Potential Payments Upon Termination”.
(2)	Aggregate amount represents one times Mr. Rajkovic’s annualized rate of base salary as of the effective date of termination of $577,500 plus the average of bonuses paid for the three (3) consecutive years immediately prior to the year of termination of $708,044 in accordance with the terms of his employment agreement. Aggregate amount does not include the 2014 annual bonus Mr. Rajkovic would be entitled to receive in the event of such a termination, as more fully described above.
(3)	Pursuant to Mr. Rajkovic’s employment agreement, COBRA premiums will be waived to the extent the cost exceeds the cost we charge for active employees for similar coverage for 12 months.

James Bernard	Severance Amounts(1)		Benefits Continuation		Retention Bonus		Total
Termination by us (other than for cause) or because we do not extend the term of Mr. Bernard’s employment agreement	$739,435	(2)	$12,618	(3)	$720,000	(4)	$1,472,053
Termination by us for cause or by Mr. Bernard	—		—		—		—

(1)	In the event of termination either by us or by the executive, the executive is entitled to the accrued benefits as described under “Potential Payments Upon Termination”.
(2)	Aggregate amount represents one times Mr. Bernard’s annualized rate of base salary as of the effective date of termination of $400,000 plus the average of bonuses paid for the three (3) consecutive years immediately prior to the year of termination of $339,435 in accordance with the terms of his employment agreement. Aggregate amount does not include the 2014 annual bonus Mr. Bernard would be entitled to receive in the event of such a termination, as more fully described above.

(3)	Pursuant to Mr. Bernard’s employment agreement, COBRA premiums will be waived to the extent the cost exceeds the cost we charge for active employees for similar coverage for 12 months.
(4)	Represents the lump sum amount due to Mr. Bernard in the case of such termination prior to December 31, 2015 and paid on or after December 31, 2015.

Par Malmhagen	Severance Amounts		Benefits Continuation		Retention Bonus		Total(1)
Termination by (other than for cause) or because we do not extend the term of Mr. Malmhagen’s employment agreement	$707,792	(2)	$39,234	(3)	$707,792	(4)	$1,454,818
Termination by us for cause or by Mr. Malmhagen	—		—		—		—

(1)	Euro is converted to USD using a foreign exchange rate as of December 31, 2014 of 1 Euro equal to 1.2099 USD.
(2)	Aggregate amount represents one times Mr. Malmhagen’s annualized rate of base salary of $441,614 plus one times Mr. Malmhagen’s annual target bonus of $266,178 as of the effective date of termination in accordance with the terms of his employment agreement. Aggregate amount does not include the 2014 annual bonus Mr. Malmhagen would be entitled to receive in the event of such a termination, as more fully described above.
(3)	Amount represents the cost of 12 months of fringe benefits.
(4)	Represents the lump sum amount due to Mr. Malmhagen in the case of such termination prior to December 31, 2015 and paid on or after December 31, 2015.

Termination In Connection with a Change in Control

CEO

If within two (2) years following a “change in control”, Mr. Malcolm is terminated by the Company without “cause” or if he terminates his employment for “good reason”, he will receive the following (in addition to certain accrued but unpaid amounts payable through his date of termination and amounts due, as described above, pursuant to the terms of his employment agreement related to the Retention Bonus, CEO Succession and Officer Transition Award, Stock Appreciation Incentive Award and Accelerated Vesting of Equity and Performance Awards), subject to execution of a release and compliance with confidentiality, non-solicitation, non-compete, non-disparagement and cooperation requirements:

(a) an aggregate amount equal to (i) three (3) times his annualized base salary in effect as of the effective date of termination payable in 36 equal monthly installments, and (ii) an amount equal to three (3) times his target bonus for the year of termination, plus a pro-rated portion (based on the number of days in the calendar year up to and including the date of termination) of the annual bonus relating to the calendar year of termination based on the actual awards for the plan year of termination, payable by March 15 of the year after the year of termination; and

(b) COBRA premiums will be waived to the extent the cost of coverage exceeds the cost we charge for active employees for similar coverage, until the first to occur of (i) the first 18 months of COBRA coverage or (ii) the date he is covered under another group health plan.

Mr. Malcolm’s employment agreement permits his aggregate change in control payments to exceed the Internal Revenue Code Section 280G cap if, after his payment of all taxes and penalties, he has an after-tax benefit that exceeds his after-tax benefit capped at the Code Section 280G limit.

Other NEOs

If within two (2) years following a “change in control”, Messrs. Gouin, Rajkovic, Bernard or Malmhagen is terminated by the Company without “cause” or if any such executive terminates his employment for “good reason”, such executive will receive the following (in addition to certain accrued but unpaid amounts payable through the executive’s date of termination), subject to execution of a release and compliance with confidentiality, non-solicitation, non-compete, non-disparagement and cooperation requirements:

(a) an aggregate amount equal to (i) two (2) times his annualized base salary in effect as of the effective date of termination payable in 24 equal monthly installments, and (ii) two (2) times his target bonus for the year of termination, plus a pro-rated portion (based on the number of days in the calendar year up to and including the date of termination) of the annual bonus relating to the calendar year of termination based on the actual awards for the plan year of termination, payable by March 15 of the year after the year of termination; and

(b) COBRA premiums will be waived to the extent the cost of coverage exceeds the cost we charge for active employees for similar coverage, until the first to occur of (i) the first 18 months of COBRA coverage or (ii) the date the executive is covered under another group health plan, except in the case of Mr. Malmhagen who will be entitled to the benefits set forth in his service agreement until the first to occur of (i) the first 18 months following the change in control or (ii) the termination of the service agreement.

Each of the employment agreements provide that all equity awards will vest upon a change in control, and permit an executive’s aggregate change in control payments to exceed the Internal Revenue Code Section 280G cap if, after an executive’s payment of all taxes and penalties, the executive has an after-tax benefit that exceeds the executive’s after-tax benefit capped at the Code Section 280G limit.

The following table sets forth the benefits that would have been payable to each NEO, assuming that a change in control occurred as of December 31, 2014:

	Estimated Value Upon Change in Control
	Option Awards(1)	Stock Awards(2)	Performance Awards(3)	Cash Retention Bonus(4)	Total
Mark Malcolm(5)	$674,700	$1,136,081	$1,764,000	$3,000,000	$6,574,781
James Gouin	$189,746	$319,477	$248,063		$757,287
Michael Rajkovic	$309,227	$520,683	$404,250		$1,234,161
James Bernard	$160,627	$270,498	$210,000	$720,000	$1,361,125
Pär Malmhagen(6)	$66,525	$211,912	$186,270	$707,792	$1,172,498

(1)	Represents the number of unvested options from each grant, multiplied by (i) the closing sale price of our common stock on the New York Stock Exchange on December 31, 2014 ($25.55) minus (ii) the exercise price from each grant.
(2)	Represents the number of unvested stock awards multiplied by the closing sale price of our common stock on the New York Stock Exchange on December 31, 2014 ($25.55).
(3)	For Mr. Malcolm, represents the target performance awards granted. For all other NEOs, represents the pro-rated portion of the target performance awards granted.
(4)	Represents a cash retention bonus.
(5)	Does not include any amount attributable to the Stock Appreciation Incentive Award payable to Mr. Malcolm in the event of a Change in Control since, as of December 31, 2014, the “Appreciation Hurdle” had not been achieved.
(6)	Malmhagen Cash Retention of 585,000 Euro is converted to USD using a foreign exchange rate as of 12/31/14 of 1 Euro equal to 1.2099 USD.

Compensation of Board Members

The following table sets forth a summary of our non-employee board members’ compensation for fiscal 2014.

		Fees Earned or Paid in Equity
Name	Fees Earned or Paid in Cash	Grant Date	Number of Shares of Stock or Units(3)	Base Price of Stock Awards	Grant Date Fair Value of Stock Awards(4)	Total Cash and Grant Value
Thomas K. Brown(1)	$75,000	4/1/2014	3,674	$27.22	$100,006	$175,006
Nicholas Chabraja	$202,513	3/6/2014	6,616	$26.45	$174,993	$377,507
James Chapman	$123,105	3/6/2014	3,781	$26.45	$100,007	$223,112
Alison Davis-Blake(2)	$21,875	10/17/2014	2,167	$21.00	$45,507	$67,382
Frank English	$113,105	3/6/2014	3,781	$26.45	$100,007	$213,112
Dev Kapadia	$104,099	3/6/2014	3,781	$26.45	$100,007	$204,107

(1)	Appointed effective 4/1/2014.
(2)	Appointed effective 10/17/2014.
(3)	Awards reflect the number of RSUs granted to the Director. The RSUs granted have a one-year vesting requirement. A Director who voluntarily resigns before vesting will forfeit the award. Directors will only be issued shares related to vested RSUs when they leave the service of the Board.
(4)	Grant date fair value of RSUs is the base price of stock awards, multiplied by the number of RSUs awarded.

SECURITY OWNERSHIP

The following table sets forth as of March 17, 2015, certain information with respect to the beneficial ownership of our common stock by:

•	each of our Named Executive Officers;
•	each of our directors;
•	all of our directors and executive officers as a group; and
•	each person or group of affiliated persons who is known by us to beneficially own more than 5% of our common stock.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the SEC’s rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. In addition, a person who has the right to acquire beneficial ownership of securities within sixty days after a specified date is deemed to be the beneficial owner of those securities as of that date. Unless otherwise indicated below, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

The number of shares of common stock outstanding used in calculating the percentage for each listed person or entity excludes shares reserved for issuance under our 2010 Equity Incentive Plan. Non-employee directors who receive RSUs generally do not have rights as stockholders with respect to vested RSUs until the earlier of the date when they cease their service with the Company or the date of consummation of a change in control (as defined). We have not treated such RSUs as being beneficially owned by such directors because of the delay in settlement, but in the footnotes to the following table we have distinguished between RSUs that (i) are vested or will vest within sixty days of March 17, 2015 and (ii) those that will not vest within sixty days of March 17, 2015.

Unless otherwise indicated, the address of each beneficial owner is c/o Tower International, Inc., 17672 Laurel Park Drive North, Suite 400E, Livonia, MI 48152.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Named Executive Officers and Directors:
Mark Malcolm(1)	888,521	4.2%
James Gouin(2)	141,376	*
Michael Rajkovic(3)	133,436	*
James Bernard(4)	16,324	*
Par Malmhagen(5)	9,558	*
Thomas K. Brown(6)	0	*
Nicholas Chabraja(7)	4,000	*
James Chapman(8)	0	*
Alison Davis-Blake(9)	0	*
Frank English(10)	1,500	*
Dev Kapadia(11)	0	*
Executive officers and directors as a group (14 persons)(12)	1,267,202	5.9%
5% Stockholders
BlackRock, Inc.(13)	2,127,194	10.3%
The Vanguard Group(14)	1,355,537	6.53%

*	Less than 1%.
(1)	Includes options to purchase 246,480 shares that are exercisable within 60 days of March 17, 2015. Excludes 9,707 shares of common stock underlying unvested RSUs granted on March 5, 2013; 9,527 shares of common stock underlying unvested RSUs granted on March 6, 2014 and 14,450 shares of common stock underlying unvested RSUs granted on March 6, 2015.
(2)	Includes options to purchase 36,818 shares that are exercisable within 60 days of March 17, 2015. Excludes 2,730 shares of common stock underlying unvested RSUs granted on March 5, 2013; 2,679 shares of common stock underlying unvested RSUs granted on March 6, 2014 and 6,021 shares of common stock underlying unvested RSUs granted on March 6, 2015.
(3)	Includes options to purchase 60,000 shares that are exercisable within 60 days of March 17, 2015. Excludes 4,449 shares of common stock underlying unvested RSUs granted on March 5, 2013; 4,366 shares of common stock underlying unvested RSUs granted on March 6, 2014 and 7,884 shares of common stock underlying unvested RSUs granted on March 6, 2015.
(4)	Includes options to purchase 11,606 shares that are exercisable within 60 days of March 17, 2015. Excludes 2,311 shares of common stock underlying unvested RSUs granted on March 5, 2013; 2,268 shares of common stock underlying unvested RSUs granted on March 6, 2014 and 3,440 shares of common stock underlying unvested RSUs granted on March 6, 2015.
(5)	Includes options to purchase 5,161 shares that are exercisable within 60 days of March 17, 2015 and 1,139 shares subject to restricted stock units that will vest within 60 days of March 17, 2015. Excludes 2,012 shares of common stock underlying unvested RSUs granted on March 5, 2013; 2,087 shares of common stock underlying unvested RSUs granted on March 6, 2014 and 2,568 shares of common stock underlying unvested RSUs granted on March 6, 2015.
(6)	Excludes 3,674 RSUs which will not vest until April 1, 2015 and 3,823 RSUs which will not vest until March 6, 2016.
(7)	Excludes 6,616 vested RSUs and 6,690 RSUs which will not vest until March 6, 2016.
(8)	Excludes 3,781 vested RSUs and 3,823 RSUs which will not vest until March 6, 2016.
(9)	Excludes 2,167 RSUs which will not vest until October 17, 2015 and 3,823 RSUs which will not vest until March 6, 2016.
(10)	Excludes 3,781 vested RSUs and 3,823 RSUs which will not vest until March 6, 2016.
(11)	Excludes 3,781 vested RSUs and 3,823 RSUs which will not vest until March 6, 2016.
(12)	Includes options to purchase 403,569 shares that are exercisable within 60 days of March 17, 2015 and 1,139 shares subject to RSUs held by an executive officer that will vest within 60 days of March 17, 2015. Excludes 24,949 shares of common stock underlying unvested RSUs granted on March 5, 2013; 42,556 shares of common stock underlying vested RSUs granted to non-employee directors and unvested RSUs granted to executive officers on March 6, 2014; 3,674 shares of common stock underlying unvested RSUs granted on April 1, 2014; 2,167 shares of common stock underlying unvested RSUs granted on October 17, 2014 and 66,024 shares of common stock underlying unvested RSUs granted on March 6, 2015.
(13)	Based on information set forth in a Schedule 13G/A filed February 10, 2015. The stockholder’s address is 55 East 52nd Street, New York, NY 10022.
(14)	Based on information set forth in a Schedule 13G filed February 10, 2015. The stockholder’s address is 100 Vanguard Blvd, Malvem, PA 19355.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Persons Transaction Policy

Our Board recognizes that related person transactions, as defined in our related person transaction policy, present a risk of actual or perceived conflicts of interest that could damage the reputation and public trust of our Company. Related person transactions are subject to approval or ratification to the extent provided in our related person transaction policy.

The Audit Committee will review this policy annually and will recommend amendments, if any, to the Board for its consideration. In addition, the Board has determined that the Audit Committee shall consider, approve or ratify each related person transaction to the extent provided in our related person transaction policy. The Audit Committee will, in determining whether to approve or ratify a related person transaction, take into account, among other factors it deems appropriate: (i) the benefits to our Company; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the proposed related person transaction; (v) whether the transaction is on terms no less favorable to the Company than terms generally available with respect to an unaffiliated third party; and (vi) the extent of the related person’s interest in the transaction. No member of the Audit Committee will participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities.

To the Company’s knowledge, based solely on a review of the copies of such filings furnished to the Company and written representations from its directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s directors, executive officers and greater than 10 percent beneficial owners were complied with on a timely basis during the year ended December 31, 2014.

Stockholder Proposals and Nominations for Director

Deadlines to Have Matters Considered at a Meeting.  Under the Company’s Bylaws, for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely written notice of the nomination or such other business to the Company’s Corporate Secretary and such business must be a proper subject for stockholder action. To be timely, a stockholder’s notice must be delivered to the Corporate Secretary not later than the ninetieth (90th) day nor earlier than the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after the anniversary of the prior year’s meeting, notice must be delivered not later than the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which the Company makes public announcement of the date of the meeting. For purposes of the 2016 Annual Meeting, assuming it is not moved more than thirty (30) days before or more than sixty (60) days after April 24, 2016, to be timely, a stockholder’s notice must be delivered to the Corporate Secretary not later than Monday, January 25, 2016, nor earlier than Saturday, December 26, 2015. Any such notice must include the applicable information required pursuant to Section 2.10 of the Company’s Bylaws. Nominations or proposals not meeting these requirements will not be entertained at the Annual Meeting.

Deadlines for Inclusion of Matters in the Company’s Proxy Materials.  Stockholders interested in submitting a proposal for inclusion in the Company’s Proxy Statement and form of proxy for the 2016 Annual Meeting of Stockholders may do so by following the procedures prescribed in SEC Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. Under Rule 14a-8, to be eligible for inclusion in the

Company’s Proxy Statement and form of proxy for the 2016 Annual Meeting of Stockholders, among other things, a proposal must qualify as a proper subject matter under SEC Rule 14a-8 and be received no later than Wednesday, November 25, 2015.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials unless contrary instructions have been received from the affected stockholders. Once a stockholder has received notice from the stockholder’s broker or the Company that they or the Company will be householding materials to the stockholder’s address, householding will continue until the stockholder is notified otherwise or until the stockholder revokes the stockholder’s consent. If, at any time, the stockholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement, or if the stockholder is receiving multiple copies of the proxy statement and wishes to receive only one, the stockholder should notify the stockholder’s broker if the stockholder’s shares are held in a brokerage account or the Company if the stockholder holds common stock directly. The Company will deliver promptly upon request a separate copy of the 2014 Annual Report to Stockholders or Proxy Statement, as applicable, to a stockholder at a shared address to which a single copy of the document was delivered. Requests in writing should be addressed to: Tower International, Inc., 17672 Laurel Park Drive North, Suite 400E, Livonia, Michigan 48152, Attention: Investor Relations.

Annual Report; Financial and Other Information

The Company’s annual audited financial statements and review of operations for 2014 can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. A copy of the 2014 Form 10-K is included in the 2014 Annual Report to Stockholders, which is being mailed concurrently with this Proxy Statement to each stockholder. The Company will furnish without charge a copy of the 2014 Form 10-K (including the financial statements, schedules and a list of exhibits), as well as a copy of any of the documents referenced in this Proxy Statement as being available upon written request, to any person requesting in writing and stating that he or she was the beneficial owner of the Company’s common stock on the Record Date. The Company’s Annual Report on Form 10-K may be obtained without charge over the Internet at the Company’s website at www.towerinternational.com or at the Securities and Exchange Commission’s website at www.sec.gov. The Company’s Annual Report to Stockholders may be obtained without charge over the Internet at the Company’s website at www.towerinternational.com. The Company will also furnish copies of any exhibits to the 2014 Form 10-K to eligible persons requesting exhibits at a cost of $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests should be addressed to: Tower International, Inc., 17672 Laurel Park Drive North, Suite 400E, Livonia, Michigan 48152, Attention: Investor Relations.

Director Attendance

Our Board members are encouraged, but not required by any specific Board policy, to attend our Annual Meeting of stockholders. All Board members attended the Company’s 2014 Annual Meeting of its stockholders.

OTHER MATTERS

The Board of Directors does not know of any other matter that will be brought before the Annual Meeting. However, if any other matter that may properly be acted upon properly comes before the Annual Meeting or any adjournment or postponement thereof, the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named therein.

By Resolution of the Board of Directors,

Nanette Dudek
Secretary

March 24, 2015

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Thomas K. Brown 02 James Chapman

The Board of Directors recommends you vote FOR proposals 2. and 3.

	For	Against	Abstain
2. Advisory vote on executive compensation.	☐	☐	☐
3. Ratification of the appointment of Deloitte & Touche LLP, as the Company's registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000228505_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, and AR/10K Wrap is/are available at www.proxyvote.com .

TOWER INTERNATIONAL, INC.
Annual Meeting of Stockholders
April 24, 2015 8:30 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Mark Malcolm and Nanette Dudek, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TOWER INTERNATIONAL, INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, EDT on Friday, April 24, 2015, at Laurel Park Office Complex, 17672 Laurel Park Drive North, Livonia, Michigan, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000228505_2 R1.0.0.51160